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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

COVANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2012
Notice of
Annual Meeting &
Proxy Statement

March 27, 2012

Dear Fellow Shareholder:

        You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Covance Inc., to be held at 8:00 a.m., local time, on Tuesday, May 8, 2012, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by voting through the internet or by telephone as promptly as possible. Your vote is important.

        This Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's Shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

Sincerely,
Joseph L. Herring Chairman and Chief Executive Officer

COVANCE INC.

NOTICE OF 2012 ANNUAL MEETING
OF SHAREHOLDERS

        The 2012 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Tuesday, May 8, 2012, at 8:00 a.m., local time, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey for the following purpose:

  1.
  To elect two members to the Company's Class III Board of Directors.

  2.
  To hold an advisory vote on executive compensation.

  3.
  To approve the Non-Employee Directors Deferred Stock Plan.

  4.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

  5.
  To vote on a Shareholder proposal described in this Proxy Statement if properly presented at the meeting.

        Only Shareholders of record at the close of business on March 14, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

        We are pleased to provide our Shareholders with the benefits provided by the proxy rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to Shareholders via the internet. These rules enable us to provide our Shareholders with the information they need, while lowering the costs of printing and delivery, and reducing the environmental impact of the Annual Meeting. Accordingly, on or about March 27, 2012, we began mailing to Shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and the Form 10-K Annual Report via the internet and how to vote online (http://www.edocumentview.com/CVD). The Notice of Internet Availability of Proxy Materials and the attached Proxy Statement also contain instructions on how to receive a paper copy of the proxy materials if you so choose. You will not receive printed copies of the proxy materials unless you request them. If you request the proxy materials be mailed to you, you can complete, date, sign and return the proxy card or voter instruction card in the self-addressed, postage-paid envelope provided to you.

        We hope you will attend the Annual Meeting in person. Whether or not you plan to attend the meeting, we urge you to vote by internet or telephone to ensure that your shares are represented at the meeting. Registered Shareholders may vote (1) through the internet using the instructions described in the Notice of Internet Availability; (2) by telephone (from the United States, Puerto Rico and Canada) using the toll-free telephone number listed on the Notice of Internet Availability of Proxy Materials; or (3) if you elect to receive printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card or voter instruction card in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or nominee, follow the instructions you receive from your nominee on how to vote your shares. Registered Shareholders who attend the meeting may vote their shares personally even if they previously have voted their shares.

        An admission ticket and government-issued picture identification will be required to enter the meeting. All Shareholders must have an admission ticket to attend the Annual Meeting. Shareholders may obtain an Annual Meeting ticket and directions to the Princeton Marriott Hotel & Conference Center at Forrestal, where it will be held, by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a Registered Shareholder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

March 27, 2012

COVANCE INC.
210 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2012 Annual Meeting of Shareholders
May 8, 2012

 Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on May 8, 2012

The Proxy Statement and the Annual Report are available
for viewing at http://www.edocumentview.com/CVD.

 General Information

        The Board of Directors of Covance Inc. (the "Company" or "Covance") solicits your proxy for voting at the 2012 Annual Meeting of Shareholders of Covance and at any adjournment or postponement of this meeting ("Annual Meeting"). Covance will hold the Annual Meeting on Tuesday, May 8, 2012, at 8:00 a.m., local time, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey. The approximate date of mailing of the Notice of Internet Availability of Proxy Materials is March 27, 2012.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. You are invited to attend the Annual Meeting in person to vote. Whether or not you plan to attend the Annual Meeting, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive in the Notice of Internet Availability of Proxy Materials. If you would like to receive a printed or e-mailed copy of the Proxy Statement and accompanying materials including a proxy card or voter instruction card enabling you to vote by mail, you must follow the instructions for requesting such materials included in the Notice of Internet Availability. You may revoke your proxy at any time before it is exercised in any one of three ways: (i) by giving written notice to the Secretary of the Company, (ii) by submitting a subsequently dated and properly signed proxy card, or (iii) by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

        All Shareholders as of the close of business on March 14, 2012 (the "record date") may attend the Annual Meeting but must bring with them an admission ticket obtained from the Corporate Secretary of Covance. You may obtain the Annual Meeting ticket by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a Registered Shareholder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis, and an admission ticket and government-issued picture identification will be required to enter the meeting.

        When you provide your proxy, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted in accordance with your instructions. As to the election of the Class III Directors, by marking the appropriate box you may (a) vote for both of the Class III Director nominees as a group, or (b) vote for one of the Class III Director nominees but not the other as you specify, or (c) withhold your vote from the Class III Director nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you sign your proxy card without specifying any choices or indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, you will have granted authority to the named proxies solicited by the Company ("named proxies") to vote FOR the election of the two nominees as Class III Directors; FOR the approval, on an advisory basis, of the compensation of the Named Executives (as defined in the Summary Compensation Tables); FOR the approval of the Non-Employee Directors Deferred Stock Plan; FOR the ratification of the appointment of Ernst & Young LLP; AGAINST the Shareholder proposal, as described in this Proxy Statement; and confer authority upon the named proxies to vote your shares in their discretion on any other matters properly presented at the Annual Meeting. Should any matter not described in this Proxy Statement be properly presented at the meeting, the named proxies will vote in accordance with their judgment. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

        You are entitled to notice of, and to vote at, the Annual Meeting if you were a Shareholder on the record date. A majority of the shares of Common Stock issued and outstanding will constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner.

        Voting at the Annual Meeting will work as follows:

  •
  Under Proposal One (Director elections), Directors are elected by a plurality vote so the nominees receiving the highest vote totals will be elected. The outcome of the Director vote will not be affected by abstentions or broker non-votes.

  •
  Proposal Two (advisory vote on executive compensation) is advisory and not binding on the Company. For this proposal to be considered approved, votes cast "FOR" must exceed votes cast "AGAINST". Shares present and not voted, whether by broker non-vote, abstention or otherwise, will not be counted "for" or "against" this advisory vote.

  •
  Proposal Three (approval of Non-Employee Directors Deferred Stock Plan) requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. Abstentions will be treated as shares present.

  •
  Proposal Four (Ratification of the Appointment of Independent Registered Public Accounting Firm) requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. This proposal is considered a "routine" matter under the rules of the New York Stock Exchange ("NYSE") and therefore brokerage firms have the authority to vote their customers' shares if the customers have not furnished voting instructions. Abstentions will be treated as shares present.

  •
  Proposal Five (Shareholder proposal) requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. Abstentions will be treated as shares present.

        Shares of Common Stock held in Covance's Stock Purchase Savings Plan ("401(k) Plan"), are held of record and are voted by the trustee of the 401(k) Plan at the direction of 401(k) Plan participants. Participants in the 401(k) Plan will be provided with a full paper set of proxy materials instead of the Notice of Internet Availability of Proxy Materials because of certain legal requirements. Participants in the 401(k) Plan may direct the trustee of the plan, as to how to vote shares allocated to their 401(k) Plan. The cutoff date for voting for participants in the 401(k) Plan is close of business on May 3, 2012. The 401(k) Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan document.

        As of February 28, 2012, there were 58,503,854 shares of Common Stock issued and outstanding. Each Shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of March 14, 2012, the record date.

 PROPOSAL ONE

Election of Class III Directors

        The Board of Directors (the "Board of Directors" or the "Board") is divided into three classes, with one class of three Directors and two classes of two Directors each, whose terms expire at successive annual meetings. Two Class III Directors will be elected at the Annual Meeting to serve for a term expiring at Covance's Annual Meeting in the year 2015. Each nominee elected as a Class III Director will continue in office until his successor has been duly elected and qualified, or until his earlier death, resignation or retirement. The Board has nominated Robert Barchi and Joseph C. Scodari for election as Class III Directors at the Annual Meeting.

        The Board of Directors recommends that Shareholders vote FOR the election of the above named nominees for election as Director.

        Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of both of the nominees. If for any reason a nominee should become unable to serve as a Director, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

        Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

CLASS III NOMINEES
FOR TERMS EXPIRING IN 2015

Robert Barchi, M.D., Ph.D., 65, has been President of Thomas Jefferson University since September 2004. Prior to that, Dr. Barchi was Provost of the University of Pennsylvania since 1999. Previously, he served as Chair of the University of Pennsylvania's Department of Neurology and as founding Chair of the University's Department of Neuroscience. Dr. Barchi was also Director of the Mahoney Institute of Neurological Sciences for more than 12 years and was the Director of the Dana Fellowship Program in Neuroscience and Director of the Clinical Neuroscience Track. He was the founder and President of Penn Neurocare, a regional specialty network. Dr. Barchi has been a member of the Covance Board since October 2003.

The Board believes that Dr. Barchi's experience as a physician, business executive, and as a University President, as well as his extensive healthcare background, position him to make valuable contributions to the Company as a member of its Board of Directors.

Joseph C. Scodari, 59, was Worldwide Chairman, Pharmaceuticals Group, of Johnson & Johnson, a diversified healthcare company, ("J&J") and a member of J&J's Executive Committee from March 2005 until March 2008. From 2003 to March 2005, Mr. Scodari was Company Group Chairman of J&J's Biopharmaceutical Business. Mr. Scodari joined J&J in 1999 as President and Chief Operating Officer of Centocor Inc., when J&J acquired the company. Mr. Scodari was a Director of Actelion Pharmaceuticals, Ltd., a pharmaceuticals company until May 2011. Mr. Scodari is a Director of Endo Pharmaceuticals, Inc., a pharmaceuticals company. Mr. Scodari has been a member of the Covance Board since May 2008.

The Board believes that Mr. Scodari's experience as an executive of a major pharmaceutical company and as a President of a biotechnology company provides us with valuable background with respect to our client base, which together with his research and development and marketing experience, position him to make valuable contributions to the Company as a member of its Board of Directors.

CLASS I DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2013

Joseph L. Herring, 56, has been Covance's Chief Executive Officer since January 2005, and Chairman since January 2006. Mr. Herring was President and Chief Operating Officer from November 2001 to December 2004, and was Covance's Corporate Senior Vice President and President—Early Development Services from 1999 to November 2001. From September 1996 to September 1999, Mr. Herring was Corporate Vice President and General Manager of Covance Laboratories North America. Prior to joining Covance, Mr. Herring spent 18 years at the American Hospital Supply/Baxter International/Caremark International family of healthcare service companies where he held a variety of senior leadership positions, culminating in the position of Vice President and General Manager of its oncology business. Mr. Herring has been a member of the Covance Board since 2004.

The Board believes that Mr. Herring's extensive experience in the drug development services industry and 15 years as an executive with Covance, as well as his management, sales and healthcare industry background, position him to make valuable contributions to the Company as a member of its Board of Directors.

John McCartney, 59, has been Chairman of Huron Consulting Group Inc., a healthcare and educational consulting company since May 2010. Mr. McCartney served as Chairman of A.M. Castle & Co., a specialty metals and plastics distributor from May 2007 to May 2010 and remains on its Board of Directors. Mr. McCartney serves as the Chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment since March 2011 and has served on its Board of Directors since 1998. Mr. McCartney was the Vice-Chairman of Datatec Limited, a technology holding company, from 1998 to 2004, and currently serves on its Board of Directors. Mr. McCartney was formerly President and Chief Operating Officer of U.S. Robotics. Mr. McCartney also served on the Board of Federal Signal Corporation, an environmental, safety and transportation solutions company, until April 2010. Mr. McCartney has been a member of the Covance Board since May 2009.

The Board believes that Mr. McCartney's extensive business, finance and technology background, as well as his prior experience as a Chief Financial Officer and as a public company Chief Operating Officer, position him to make valuable contributions to the Company as a member of its Board of Directors.

Bradley T. Sheares, Ph.D., 55, served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck's U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. Dr. Sheares is also a Director of The Progressive Corporation, an insurance and related services company, Honeywell International, Inc., a diversified technology and manufacturing company, and Henry Schein, Inc., a healthcare products and services company. Dr. Sheares was a director of IMS Health, a healthcare services company, until February 2010. Dr. Sheares has been a member of the Covance Board since February 2009.

The Board believes that Dr. Sheares's experience as a senior executive of a major pharmaceutical company and a CEO of another pharmaceutical company provide us with valuable background with respect to our client base, which along with his marketing and research and development experience, position him to make valuable contributions to the Company as a member of its Board of Directors.

CLASS II DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2014

Gary E. Costley, Ph.D., 68, is a co-founder and managing director of C&G Capital and Management, LLC, which provides capital and management to health, medical and nutritional products and services companies. He was Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products from November 2001 until June 2004, and Chairman, President and Chief Executive Officer from 1997 through 2001. Dr. Costley is also a Director of The Principal Financial Group, a global financial institution, Tiffany & Co., a jewelry company, and Prestige Brand Holdings, Inc., a consumer products company. Dr. Costley has been a member of the Covance Board since September 2007.

The Board believes that Dr. Costley's experience as a senior executive in the consumer and medical products industry and extensive business and marketing background, as well as his significant public company Board of Director experience, position him to make valuable contributions to the Company as a member of its Board of Directors.

Sandra L. Helton, 62, was Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a telecommunications service company, ("TDS") from October 2000 through December 2006. She joined TDS as Executive Vice President—Finance and Chief Financial Officer in August 1998. Prior to joining TDS, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated. At Corning, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Ms. Helton is also a Director of The Principal Financial Group, a global financial institution, and was elected a Director of Lexmark International, Inc., a printing and imaging solutions company, in February 2011. Ms. Helton was a Director of TDS and US Cellular Corporation through December 2006. Ms. Helton has been a member of the Covance Board since September 2003.

The Board believes that Ms. Helton's experience and executive and finance background, particularly as a Chief Financial Officer, as well as her extensive experience in accounting and control, treasury, and information technology, and significant public company Board of Director experience, position her to make valuable contributions to the Company as a member of its Board of Directors and as Chair of the Audit and Finance Committee.

 Stock Ownership of Directors,
Executive Officers and Certain Shareholders

Directors and Executive Officers

        The following table shows, as of February 28, 2012, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives, and by the Directors and executive officers as a group, and currently exercisable options held by any of them.

	Common Stock
Name of Beneficial Owner	Shares Owned (1)	Options (2)	Total Stock Based Holdings (3)	Percent of class
Robert Barchi	1,200	13,500	27,576	*
Richard F. Cimino	65,059	52,602	117,661	*
Gary E. Costley	1,000	9,500	15,605	*
Sandra L. Helton	7,000	15,500	28,205	*
Joseph L. Herring	279,411	398,329	669,260	1.13%
William E. Klitgaard	48,301	96,296	144,597	*
John McCartney	1,015	4,667	10,787	*
Joseph C. Scodari	1,500	7,300	13,905	*
Bradley T. Sheares	200	5,600	10,905	*
Deborah L. Tanner	48,284	47,360	95,644	*
John E. Watson	44,485	33,419	77,904	*
All Directors and executive officers as a group (13 persons)	541,494	716,161	1,296,656	2.19%

*
The amount of Common Stock beneficially owned includes shares owned and options exercisable within 60 days of February 28, 2012 and does not exceed one percent of the issued and outstanding shares of Common Stock.

(1)
The holdings reported include restricted stock issued to the Named Executives and certain other executive officers which restricted stock will not vest until the date set forth in such Officer's restricted stock agreement; and 43,301 shares held by Mr. Herring, which are pledged as security.

(2)
Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 28, 2012.

(3)
Total stock based holdings include shares owned and option rights to acquire shares of the Company's Common Stock exercisable within 60 days of February 28, 2012, as well as the following: phantom stock units issued pursuant to the Directors' Deferred Compensation Plan, Deferred Stock Unit Plan and Restricted Unit Plan for Non-Employee Directors in the following aggregate amounts for each Director: 12,876 units for Dr. Barchi; 5,105 units for Dr. Costley; 5,705 units for Ms. Helton; 5,105 units for Mr. McCartney; 5,105 units for Mr. Scodari; and 5,105 units for Dr. Sheares.

Certain Shareholders

        The following table shows those parties known to the Company as of February 24, 2012 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the Securities and Exchange Commission ("SEC").

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD	7,482,672	12.3%
BlackRock Inc.(2) 40 East 52nd Street New York, NY	4,430,532	7.29%

(1)
T. Rowe Price Associates, Inc. filed an amendment to its Schedule 13G with the SEC dated February 14, 2012, reporting beneficial ownership of 7,482,672 shares of the Company's Common Stock at December 31, 2011. These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund (which owns 4,000,000 shares) which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
BlackRock Inc. filed an amendment to its Schedule 13G with the SEC dated February 13, 2012 to report that it was the beneficial owner of such shares of the Company's Common Stock as of December 30, 2011.

CORPORATE GOVERNANCE
The Board of Directors and its Committees

        The Board of Directors provides oversight of senior management in its operation of the Company. The Board reviews significant developments affecting Covance and acts on matters requiring Board approval. During 2011, the Board held ten meetings. The Board periodically reviews Covance's corporate governance policies and practices and modifies those practices when required by law or when deemed by the Board to be in the best interests of the Company. The Board also considers policies and practices suggested by other groups active in corporate governance. The charters of each Board committee and Covance's corporate governance guidelines are posted on Covance's website at www.covance.com under Investors. Covance has also adopted a Code of Ethics for Financial Professionals, which is applicable to Covance's Chief Executive Officer, Chief Financial Officer, Controller and certain other financial and accounting professionals, and a Business Integrity Program applicable to all employees, as well as the Board of Directors. These codes are also posted on Covance's website. In the event Covance adopts an amendment to the Code of Ethics for Financial Professionals or Business Integrity Program, or grants a waiver thereunder, Covance will also post that information on its website. Covance has adopted Guidelines for Executive Ownership in Covance Stock, which are also posted on its website.

Director Independence

        The Board has affirmatively determined that all of the current six non-employee Directors are independent, under the New York Stock Exchange Listing Standards, and Covance's more stringent independence standards. Each of the independent Directors has no relationship with the Company (other than as a director or shareholder) or has only categorically immaterial relationships as defined in the independence standards. Covance's independence standards are available on Covance's website at www.covance.com under Investors, Corporate Governance as Exhibit A to the Corporate Governance

Guidelines. Relationships defined as categorically immaterial under the guidelines are set forth in the independence standards. Individuals who have served as Directors in 2011 who have been determined to be independent are:

• Robert Barchi	• Gary E. Costley
• Sandra L. Helton	• John McCartney
• Joseph C. Scodari	• Bradley T. Sheares

        All Directors meet applicable additional independence requirements with respect to the Covance Board Committees on which they serve.

        In making its independence determinations, the Board considered transactions between the Company and entities associated with the independent Directors. The Board's independence determinations included reviewing the following transactions:

  •
  Dr. Barchi is an executive officer of Thomas Jefferson University. Covance did not do any business with, or pay or receive any amounts from, this organization in 2010 or 2011. In 2009, Covance paid fees to Thomas Jefferson University for the participation of Thomas Jefferson University's doctors as investigators in clinical trials managed by Covance, which fees were significantly less than $1 million or 1% of either the University or the Company's annual revenue. These fees were pass through payments that were reimbursed by Covance's clients, and the choice of investigator was either made by or approved by Covance's clients.

  •
  Dr. Barchi, Mr. Scodari and Dr. Sheares are directors of organizations that do business with Covance. These business relationships are as a supplier or purchaser of goods or services on an arms-length basis.

        In 2011, all Directors attended at least 75% of Board meetings and Committee meetings of which he or she was a member. Covance encourages members of the Board of Directors to attend the Annual Meeting of Shareholders. All of the Directors attended the 2011 Annual Meeting.

        The non-management members of the Board of Directors meet at regularly scheduled executive sessions without the presence of any members of the Company's management. Dr. Costley, who was elected Lead Director by the Board, presides at these executive sessions.

        Mr. Herring serves as both Chairman of the Board and Chief Executive Officer of Covance. Dr. Costley serves as the Lead Director of the Board. Our Board of Directors believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer as it deems appropriate at the time. Over the last several years, our Board has considered many governance practices, including the separation of the offices of the Chairman and Chief Executive Officer. Our Board continues to believe that the current Board structure and the independence standards that it has put in place provide the Company with an efficient and effective leadership model fostering accountability and effective decision-making. Our Board further believes that having Mr. Herring serve as Chairman and Chief Executive Officer, together with the presence of a strong, independent Lead Director, who presides over executive sessions of the independent Directors and counsels the Chairman on issues of interest to the independent Directors among other duties, provides unified, responsible and accountable leadership for Covance at this time.

 COMMITTEES OF THE BOARD

        The Board of Directors has established three standing committees to assist the Board in carrying out its duties: the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee.

Audit and Finance Committee

        Covance has an Audit and Finance Committee (the "Audit Committee") composed of a minimum of three Directors who all satisfy the independence requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, the rules adopted by the SEC thereunder, and the listing standards of the NYSE. The Audit Committee functions under a charter which is posted on Covance's website under Investors, Corporate Governance. The Board of Directors has determined that Sandra Helton meets the definition of "audit committee financial expert" as such term is defined under the rules of the SEC. The Board of Directors has also determined that the other members of the Audit Committee possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. Covance maintains an Internal Audit Department to provide management and the Audit Committee with ongoing assessments of Covance's risk management processes and system of internal control.

        The members of the Audit Committee are Ms. Helton (Chair), Dr. Barchi, and Mr. McCartney. The Audit Committee met eight times during 2011. The Audit Committee's duties and responsibilities are set forth in its charter which is available on Covance's website at www.covance.com under Investors, Corporate Governance at Committee Charters. Such duties and responsibilities include providing assistance to the Board of Directors in fulfilling its responsibilities with respect to the oversight of:

  •
  The integrity of the Company's financial statements and internal controls.

  •
  The independent auditor's qualifications and independence.

  •
  The Company's compliance with legal and regulatory requirements.

  •
  The performance of the Company's internal audit function and its independent auditor.

  •
  The Company's capital and financing requirements and structure.

  •
  Tax matters and risk management.

  •
  The appointment, compensation, oversight responsibility and dismissal of the Company's independent auditor.

  •
  The pre-approval of all auditing services and allowable non-audit services provided to the Company by its independent auditor.

        As set forth in the charter of the Audit Committee of the Company, the Audit Committee is charged with reviewing and discussing the Company's policies and processes with respect to risk assessment and risk management. The Audit Committee oversees the Company's risk management function and works with the Company's Chief Financial Officer in fulfilling this oversight responsibility. The Audit Committee has direct access to the Company's Chief Financial Officer with respect to risk management and other matters. Covance also has an Enterprise Risk Council ("ERC") consisting of the Chief Financial Officer, General Counsel, regulatory personnel, the head of our Environmental Health and Safety function, our internal auditor, the head of our security function and other personnel. The ERC coordinates risk management from an enterprise viewpoint, recommends actions and prioritization and documents proactive management. The ERC meets at least quarterly and reports to the Chief Executive Officer on at minimum a quarterly basis and to the Audit Committee on at minimum an annual basis. The Board of Directors' role in risk oversight does not impact the Board's leadership structure.

 Compensation and Organization Committee

        The Compensation and Organization Committee (the "Compensation Committee") is composed of a minimum of three Directors who all satisfy:

  •
  the independence requirements required by the Exchange Act, as amended, and the rules adopted by the SEC thereunder (including Rule 16b-3 of the Exchange Act);

  •
  the corporate governance and other listing standards of the NYSE; and

  •
  the "outside director" requirements under Section 162(m) of the Internal Revenue Code.

        All present members of the Compensation Committee meet these requirements. The Compensation Committee functions under a charter which is available on Covance's website at www.covance.com under Investors, Corporate Governance at Committee Charters.

        In connection with the setting of executive compensation, members of management, including the Chief Executive Officer and Vice President—Human Resources, consult with Pay Governance LLC ("Pay Governance"), an independent consulting firm retained by the Compensation Committee, to gather all relevant information and to propose to the Compensation Committee executive compensation arrangements for executives other than the Chief Executive Officer. The Compensation Committee works directly with Pay Governance on matters involving Chief Executive Officer compensation and contacts Pay Governance directly on executive compensation matters generally on an as-needed basis. A representative of Pay Governance frequently attends meetings of the Compensation Committee at the Compensation Committee's invitation and answers questions and advises the Compensation Committee at those meetings. At a regularly scheduled meeting of the Compensation Committee and Board of Directors in the first quarter of the year, performance targets for the year are set, which targets are in line with budgets discussed at a meeting of the full Board of Directors.

        The current members of the Compensation Committee are Dr. Sheares (Chair), Dr. Costley, and Mr. Scodari. The Compensation Committee met six times in 2011. Its duties and responsibilities are set forth in its charter and include the following:

  •
  Review and make recommendations to the independent members of the Board regarding corporate goals and objectives relevant to Chief Executive Officer compensation, the Chief Executive Officer's performance and the Chief Executive Officer's compensation.

  •
  Approve the compensation of the Company's executive officers other than the Chief Executive Officer pursuant to delegation from the Board of Directors.

  •
  Administer the Company's equity compensation plans.

  •
  Advise the Board on other compensation and benefit matters.

  •
  Create a Compensation Committee Report to be included in the Company's Proxy Statement, as required by the SEC.

        In addition, it is the responsibility of the Compensation Committee to review and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC, and no executive officer of the Company served on the Compensation Committee or Board of any company that employed any member of the Company's Board of Directors.

 Corporate Governance Committee

        The Corporate Governance Committee is composed of a minimum of three Directors who all satisfy the independence requirements of the Exchange Act, as amended, the rules adopted by the SEC thereunder, and the corporate governance and other listing standards of the NYSE. The Corporate Governance Committee functions as Covance's nominating committee under a charter which is available on Covance's website at www.covance.com under Investors, Corporate Governance at Committee Charters.

        The current members of the Corporate Governance Committee are Mr. Scodari (Chair), Dr. Costley and Ms. Helton. The Corporate Governance Committee met three times in 2011. The duties and responsibilities are set forth in its charter and include the following:

  •
  Review and assess the Company's principles and practices on corporate governance.

  •
  The recommendation to the Board of policies regarding Board committees, committee members and committee chairs.

  •
  Develop and conduct an annual Board self-evaluation process.

  •
  The identification, review and assessment of nominees for election as members of the Board of Directors and the recommendation of qualified nominees to the Board.

  •
  Consideration of unsolicited nominations for Board membership.

  •
  Review of non-employee Director compensation and the recommendation of compensation arrangements to the Board.

Related Party Transactions

        The Board of Directors has adopted a written policy with respect to Related Party Transactions which requires that all such transactions either meet the guidelines set forth in the policy, be on terms comparable to those that could be obtained in an arms-length dealing with an unrelated third-party and be approved by the disinterested members of the Corporate Governance Committee, or be approved by the disinterested members of the Board of Directors. The policy defines a Related Party as an executive officer or Director of the Company, a five percent or greater shareholder of the Company, an immediate family member of an executive officer or Director, or an entity owned or controlled by one of the foregoing. A Related Party Transaction is defined as a transaction between Covance and a related party other than transactions available to all employees generally, transactions involving less than $5,000, or transactions involving compensation approved by the Board of Directors or the Compensation Committee.

Board Nomination Process

        The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole. The Corporate Governance Committee is responsible for recommending Director nominees to the Board, including renomination of persons who are already Directors, in accordance with the policies and principles in its charter and the Corporate Governance Guidelines. The Corporate Governance Committee's minimum qualifications for nominees include the following: reputation for integrity; honesty; judgment and discretion; expertise in his or her chosen field, which field should have some relevance to Covance's business; knowledge, or the willingness and ability to quickly become knowledgeable, in Covance's business; and contribution to the mix of skills and viewpoints on the Board as a whole. While the Company does not have a policy with respect to the consideration of diversity in identifying Director nominees, the Corporate Governance Committee considers diversity of experience, background, gender and ethnicity as positive factors in determining Board composition.

        The Corporate Governance Committee considers suggestions from many sources, including Shareholders, regarding possible candidates for Director. In order for Shareholder suggestions regarding possible candidates for Director to be considered by the Corporate Governance Committee for the 2013 Annual Meeting of Shareholders, the information specified below should be provided no later than October 29, 2012 to the Secretary of the Company. The notice should contain the proposed nominee's full name, biographical information regarding the proposed nominee and the proposed nominee's relationship to the Shareholder.

        The process of nominating Directors is as follows. First, the Corporate Governance Committee identifies a need to add a new Board member or to fill a vacancy on the Board. The Corporate Governance Committee then identifies candidates by seeking input from Board members, hiring a search firm, if appropriate, and considering recommendations for nominees submitted by Shareholders. After the interview process, which includes non-management members of the Board, the Corporate Governance Committee determines which candidates the Corporate Governance Committee will recommend to the Board for nomination as a Director. The Corporate Governance Committee then makes its recommendations to the entire Board, which determines which candidates are nominated by the Board of Directors or elected to fill a vacancy.

Contacting the Board of Directors

        In order to provide Covance's Shareholders and other interested parties with a direct and open line of communication to the Board of Directors, Covance has adopted the following procedures for communications to Directors. Security holders of the Company and other interested persons may communicate with the Lead Director, chairs of Covance's Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management Directors of Covance as a group by sending an e-mail to boardofdirectors@covance.com. The e-mail should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be reviewed initially by Covance's Investor Relations Department. The Investor Relations Department will relay all such communications to the appropriate Director or Directors unless the Investor Relations Department determines that the communication meets one or more of the following criteria: does not relate to the business or affairs of Covance or to the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; or is frivolous or offensive.

        The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

        Covance's Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

        The Corporate Governance Committee or the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Website Access to Covance Corporate Governance Documents

        The charters of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee, as well as the Corporate Governance Guidelines and Director Independence Standards, the Code of Ethics for Financial Professionals and the Company's Business Integrity Program may be accessed through our website at www.covance.com under Investors, Corporate Governance.

 DIRECTOR COMPENSATION

        The Corporate Governance Committee of the Board of Directors and/or the Compensation and Organization Committee of the Board of Directors periodically review Director compensation arrangements with Pay Governance, an independent consulting firm retained by the Compensation and Organization Committee, which provides informal advice on Director compensation to members of the Corporate Governance Committee. The Corporate Governance Committee makes its recommendations for action on Director compensation to the full Board of Directors.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kathleen G. Bang	$1,085	—	$50,148	—	—	$373,568	(3)	$424,801
Robert Barchi	70,000	$89,668	50,148	—	—	—		209,816
Gary E. Costley	100,000	89,668	50,148	—	—	—		239,816
Sandra L. Helton	92,000	89,668	50,148	—	—	—		231,816
John McCartney	78,000	89,668	50,148	—	—	—		217,816
Joseph C. Scodari	79,500	89,668	50,148	—	—	—		219,316
Bradley T. Sheares	81,500	89,668	50,148	—	—	—		221,316

(1)
The amounts shown in this column reflect the grant date fair value of the awards under the Restricted Unit Plan for non-employee members of the Board of Directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation grant. The calculation for the grant date fair value is as set forth in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The price on the date of grant was $59.58. At December 31, 2011, each Director had the following number of units outstanding: 12,876 units for Dr. Barchi; 5,105 units for Dr. Costley; 5,705 units for Ms. Helton; 5,105 units for Mr. McCartney; 5,105 units for Mr. Scodari; and 5,105 units for Dr. Sheares.

(2)
The amounts shown in this column reflect the grant date fair value of the awards under the Stock Option Plan for non-employee members of the Board of Directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation grant. Assumptions used in the calculation for fair market value are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The options vest in three equal annual installments with the first installment vesting one year from grant date. The 2011 grant has an exercise price of $52.39 per share. At December 31, 2011, each Director had the following number of options outstanding: Dr. Barchi, 16,300; Dr. Costley, 12,300; Ms. Helton, 18,300; Mr. McCartney, 8,400; Mr. Scodari, 10,100; and Dr. Sheares, 8,400.

(3)
Ms. Bang retired from the Board effective January 11, 2011. The amount in this column includes the value of shares and units that had been granted to Ms. Bang in years prior to 2011 which shares and units vested upon her retirement in accordance with the pertinent plan.

        Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. In 2011, non-employee Directors received a retainer fee of $36,000 per annum. In addition, Committee members received $2,000 for each Board and Committee meeting attended. The Chair of the Audit Committee is entitled to receive an additional annual retainer of

$10,000 and the Chairs of the Compensation Committee and the Corporate Governance Committee are each entitled to receive an additional annual retainer of $7,500. The Lead Director receives an additional annual retainer of $20,000. In 2011, Directors also received options to purchase up to 2,800 shares of the Company's Common Stock pursuant to Covance's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price not less than 100% of the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant. Directors are reimbursed for travel and related expenses incurred on behalf of Covance.

        In 2012, non-employee Directors shall be entitled to receive a retainer fee of $75,000 per annum. Also in 2012, the additional annual retainer for the Chair of the Compensation Committee will be increased to $10,000. Meeting fees will not change in 2012. Non-employee Directors shall no longer receive an annual stock option grant under the DSOP as that plan has been terminated. Overall, it is expected that beginning in 2012, non-employee Directors will receive approximately half their compensation in cash and half in Covance Common Stock. The total value of compensation is not expected to change, but the higher stock component in compensation is expected to lead to higher Covance stock ownership by Directors over time.

        In May 2011, the non-employee members of the Board of Directors received a grant of 1,505 hypothetical shares of the Company's Common Stock pursuant to Covance's Restricted Unit Plan for Non-Employee Members of the Board of Directors ("Directors Restricted Unit Plan"). Awards under this plan vest three years after the award date, provided the recipient remains a Director of Covance, and are paid in cash upon vesting. Awards also vest upon retirement as a Director with the consent of the Board of Directors. The Directors Restricted Unit Plan provides that on every anniversary of the award date, each non-employee Director at that time shall receive an award under the Directors Restricted Unit Plan in an amount approved by the Board of Directors. If the Non-Employee Directors Deferred Stock Plan described in Proposal 3 of this Proxy Statement is approved, the Directors Restricted Unit Plan will be terminated and no grant will be made thereunder in 2012.

        Pursuant to the Directors' Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires that Directors, certain executive officers of the Company and greater than 10% beneficial owners of the Company's Common Stock report their ownership of, and transactions in, the Company's Common Stock with the SEC. Based solely upon a review of these filings and written representations from the reporting persons that no annual forms were required, Covance believes that all filing requirements applicable to its officers and Directors and greater than 10% beneficial owners with respect to ownership of the Company's Common Stock were complied with during 2011.

Director Stock Ownership Guidelines

        Non-employee members of the Board of Directors are encouraged to be Shareholders of the Company through purchases of Common Stock or through their participation in the Company's Director equity benefit plans. The Board of Directors has established guidelines to help ensure they each maintain an appropriate equity stake in the Company. These guidelines provide that, within specified transition periods, Directors should attain and hold shares of Common Stock of the Company, of an amount equal to five times the Director's total cash retainer for Board membership on date of appointment.

 Report of the Audit and Finance Committee

        The Audit and Finance Committee has reviewed and discussed with management Covance's audited financial statements for the year ended December 31, 2011, and has discussed with Covance's independent registered public accounting firm, Ernst & Young LLP ("E&Y"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit and Finance Committee has reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the Audit and Finance Committee concerning independence and has discussed with the firm its independence. The Audit and Finance Committee has also considered whether the provision of non-audit services to Covance by E&Y is compatible with maintaining E&Y's independence.

        Based on the review and discussions referred to above, the Audit and Finance Committee has recommended to the Board of Directors that the financial statements referred to above be included in Covance's Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Audit and Finance Committee

Sandra L. Helton, Chair
Robert Barchi
John McCartney

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

        The aggregate fees billed Covance by E&Y for professional services for the audit of Covance's annual financial statements, review of the financial statements included in Covance's Quarterly Reports on Form 10-Q and services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for 2010 and 2011 were approximately $1,978,075 and $2,062,033, respectively.

Audit Related Fees

        The aggregate fees billed Covance by E&Y for professional services for assurance and related services that are reasonably related to the audit or review of Covance's financial statements for 2010 and 2011 were approximately $34,175 and $88,878, respectively. These services include employee benefit plan audits, merger and acquisition due diligence, accounting assistance and audits in connection with proposed or consummated acquisitions or divestitures and consultations concerning financial accounting and reporting standards.

Tax Fees

        There were no fees billed Covance by E&Y for professional services for tax compliance, tax advice and tax planning in 2010 or 2011.

All Other Fees

        There were no such fees in 2010 and 2011.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee is responsible for appointing Covance's independent registered public accounting firm and approving the terms of the firm's services. The Audit Committee's policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm is described below.

        Audit Services.    The Audit Committee is to appoint the Company's independent registered public accounting firm each fiscal year and pre-approve the engagement of the independent registered public accounting firm and the fee to be billed for the audit services to be provided.

        Non-Audit Services.    All non-audit services to be performed by the independent registered public accounting firm are required to be pre-approved by the Audit Committee. In determining whether to grant such approval, the Audit Committee will determine whether the provision of such non-audit services will impair the independent registered public accounting firm's independence. There were no non-audit services billed by E&Y in 2011.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary

        Covance emphasizes a pay-for-performance culture and designs its executive compensation programs to reward achievement of specific annual, long-term and strategic goals that align executive interests with those of the Shareholders. Covance utilizes variable pay to deliver the majority of executive remuneration and has a consistent record over the years of varying compensation meaningfully for different levels of performance. Covance's executive compensation programs have evolved with the Company and the governance environment surrounding executive compensation, leading us over the years to adjust program features in order to place a greater emphasis on performance-based compensation and align our system ever more strongly with Shareholder interests.

        This year, compensation decisions were driven by strong 2011 financial results,(1) including:

Revenue Growth	8.8% to a record high of $2.1 billion
Pro Forma Operating Margin	10.3%, an increase of 70 basis points versus 2010
GAAP Operating Margin	8.6%, an increase of 620 basis points versus 2010
Pro Forma Earnings per Share Growth	25.7% to $2.70
GAAP Earnings per Share Growth	104.4% to $2.16
Pro Forma Return on Assets	Increased by 70 basis points to 8.9%
GAAP Return on Assets	Increased by 550 basis points to 7.5%
Adjusted Net Orders	Record setting $2.53 billion, an increase of 13.5% versus 2010 adjusted net orders of $2.23 billion, resulting in a strong adjusted net book-to-bill of 1.21 to 1.
Free Cash Flow (operating cash flow of $243 million less capital expenditures of $135 million)	$109 million

        The 2011 financial performance was underpinned by strong operational performance delivering high client satisfaction. This performance has been confirmed by multiple independent surveys, including:

  •
  September 2011: Baird Equity Research: More sponsors "would like to work with Covance" than any other CRO (62% vs. second CRO at 37%).

  •
  October 2011: William Blair Equity Research: Covance cited by clients as CRO "best-positioned" for discovery, preclinical, and clinical work.

  •
  October 2011: Life Science Strategy Group: Covance Central Laboratory Services named most preferred central laboratory by investigators (54% vs. 18% and 9% for next two preferred).

(1)
See GAAP to Pro Forma Reconciliation on page 36 of this Proxy Statement.

  •
  March 2012: Fortune Magazine: Covance ranked fourth in the Health Care Pharmacy and Other Services industry in Fortune's annual list of the World's Most Admired Companies.

        This performance has enabled an increased level of partnering with our biopharmaceutical clients, including our landmark, enterprise-wide alliances with Eli Lilly (ten year, $1.6 billion agreement) and Sanofi (ten year, $2.2 billion agreement), which are the two largest strategic deals in the history of the contract research organization ("CRO") industry.

        Our success in the marketplace is demonstrated by our market share gains over our public CRO competitors. As illustrated by the following chart (showing public CRO quarterly revenues from the first quarter of 2007 through the fourth quarter of 2011) in the one, three, and five-year periods ending December 31, 2011, Covance delivered faster revenue growth than its public CRO competitors in the aggregate for each of these periods:

Note:
Revenues are no longer publicly reported for Kendle International Inc. (as of 2Q11) and Pharmaceutical Product Development, Inc. (as of 4Q11) as they no longer publicly disclose financial results.

        Based on these results and consistent with our pay-for-performance philosophy, Covance's 2011 business outcomes led to above-target performance-based compensation for executive officers in most, though not all, instances. This result contrasts with 2010 when performance-based compensation was generally below target and no merit increases were paid to executive officers as targets were not fully achieved.

  Named Executive Officer Pay Summary

  Emphasis on Performance-Based Compensation

        The clear majority of executive officer compensation at Covance is variable based on performance. The charts below illustrate the 2011 allocation of target direct compensation (exclusive of retirement compensation) for Named Executives.

        Our executive compensation plan has three direct pay components: base salary, annual performance-based cash incentives, and equity grants (consisting of stock options and performance-based restricted stock). The compensation mix between these components is weighted toward the at-risk elements (as illustrated in the charts above), such that the largest portion of executive compensation is performance-based (approximately 83% for CEO and 67% on average for the other Named Executives). Further, our long-term incentive program is 100% equity-based, with stock options and performance-based restricted stock each used to deliver approximately half of our executive officers' total long-term incentive opportunity. This mix will shift in 2012 to further emphasize performance-based restricted stock.

        The performance-based design of our executive compensation programs has been demonstrated in actual practice. For example, over the past five years, the executive officer corporate bonus pool has been, in the aggregate, below target for three years and above target for two years as illustrated below.

Executive Officer Corporate Bonus Pool

        Likewise, over the past five years, performance-based equity awards for Named Executives have been below target for three years, above target for one year, and at target for one year, as illustrated below:

Performance Share Outcomes (including adjustments)

Continuous Improvement ... Our Evolving Executive Compensation System

        Over the past three years, in order to better align executive compensation with Shareholder interests, Covance has implemented the following changes to executive policies and pay practices:

2012	Lengthened the vesting schedule for stock options to vest in four equal installments over four years rather than three equal installments over three years.
Closed the Supplemental Executive Retirement Plan for new entrants.

Decreased potential payouts under the cash incentive plan at both the low end and high end performance, reducing payouts to executives in future years for the same level of performance. The range of variability based on financial performance will be reduced to 38% - 144% from the previous range of 49% -156%.

2011	Moved from a delayed single-trigger to double-trigger with respect to change-in-control payments in executive officer employment agreements, thereby requiring that an executive officer be terminated or constructively terminated in order to receive enhanced benefits following a change-in-control.
Enacted a clawback policy with respect to cash incentive compensation awards based on performance measures that are subsequently restated or adjusted.
2010	Eliminated all tax gross-ups for executive officers.
2009	Eliminated financial counseling and car allowance perquisite benefits for executive officers to decrease special benefits for management further increasing the relative mix of performance-based compensation.

Executive Compensation Philosophy

        Covance's executive compensation program is focused on the following key elements: fostering a pay-for-performance culture; leadership stability and retention; maintaining an appropriate degree of internal equity; and market competitiveness. The program is founded on and driven by the following five principles:

  1.
  Aligning management rewards with long-term Shareholder returns;

  2.
  Incenting performance and rewarding results that lead to profitable growth over time;

  3.
  Retaining high performing executives;

  4.
  Differentiating compensation based on performance at the individual, business unit and total Company level; and

  5.
  Providing market competitive compensation at target performance levels.

        The following is a brief outline of how these objectives are reflected in our executive compensation practices.

        Executive compensation is structured to align management rewards with long-term Shareholder returns.

  •
  Approximately 67% of Mr. Herring's total direct annual compensation (at target) is delivered in the form of Covance equity and vests over multiple years. For our other Named Executives this figure averages approximately 43%.

  •
  Covance Named Executives have equity ownership requirements that align their economic interests with those of our long-term Shareholders.

        Executive compensation programs reward performance that leads to profitable growth over time.

  •
  Covance executive officers have the majority of their annual compensation opportunities tied to the following quantitative and formula-based business drivers, which incent both short-and-longer-term performance, as well as good stewardship of the Company's Shareholder capital:

Pay Component	Rationale
Profit	Measures the strength of our current operating performance
Net Orders	A driver of longer term growth
Return on Assets	Promotes good stewardship of Shareholder capital
  •
  Each of these measures significantly affects executive officer compensation. In aggregate, they are designed to foster a balanced focus of management's attention on both near-term and longer-term profit and growth, and use of Shareholder capital in ways that generate economic value.

        To retain high-performing executives, a large portion of executive compensation is equity-based vesting over multiple years.

        Executive compensation is variable with a substantial portion (a higher percent than the average of our benchmark group of companies) of management's compensation being at risk based upon performance.

  •
  As part of its pay-for-performance culture, Covance compensation programs provide for different payouts e.g. higher payouts when performance exceeds targets and low or potentially no payouts when performance is below targets. Incorporated in these programs are wide ranges of outcomes intended to incent superior performance consistent with driving long-term Shareholder value.

  •
  Individual performance ratings for each executive officer have a substantial impact (positive or negative) on compensation. These performance metrics are discussed further below.

        Executive compensation is market competitive at target performance levels.

  •
  Covance believes a competitive total compensation package is required to attract, retain and motivate the executive talent needed to achieve our long-term strategic objectives and shorter-term performance targets.

        Covance provides executive remuneration through a balanced system, as shown in the table below:

Pay Component	Rationale
Base Salary	Provides a fixed level of compensation, which is intended to provide a stable source of income and be sufficient to attract and retain executives in light of competitive employment alternatives.
Annual Performance-Based Cash Incentive	Provides a variable compensation opportunity, with all or portions of such incentive being variable based on individual, business unit, and Company performance vs. targets, and is intended to motivate executives to meet or exceed business goals and personal objectives.
Equity Compensation	Provides opportunity for long-term variable compensation that is intended to align executives' interests with those of our Shareholders (i.e., encourage sustained, long-term profitable growth and tie executive compensation to stock performance) and promote retention.
Retirement and Other Benefits	Offers a relatively fixed level of value, with minimal risk, which is intended to be sufficient to attract and retain executives.

        In aggregate, Covance allocates and balances total target compensation among each pay element in a manner consistent with our executive compensation philosophy and competitive market practices. Covance generally sets executive officer target pay as follows:

  •
  Base pay at median market rates, although executives new to a role may lag the market median initially;

  •
  Annual target cash incentive percent opportunity generally at or above market median; and

  •
  Annual target equity opportunity at median.

        The intended result is total target compensation at approximately or slightly above the median compensation of our competitive marketplace for executive talent. Where an executive's total target compensation falls below the market median, we may work to incrementally move the executive to market. We consider each individual's past year performance results as an integral part of all pay decisions and consider the individual's performance over time in his or her role in making base pay and equity grant decisions.

Determination of Executive Compensation Levels

Benchmark Group of Companies

        To assess the competitiveness of compensation and benefit levels for each Named Executives, Covance annually benchmarks the core elements of its executive compensation program (i.e., base salary, annual performance-based cash incentive and equity) relative to two groups.

  •
  Data from compensation surveys of approximately 125 like-sized companies with revenues ranging between $1.0 and $3.0 billion, (identified by Pay Governance and as classified in Towers Watson's Executive Compensation Database); and

  •
  42 industry "peer" companies in the CRO or biopharmaceutical industry that represent either direct business competitors and/or organizations that we most typically compete with for drug development talent.

        While the industry peer group includes companies both larger and smaller in size than Covance, all market data is size-adjusted to provide appropriate comparisons to Covance. This adjustment is designed to ensure that we do not determine market competitive levels at too high of a level because the peer group includes companies larger than Covance or too low a level because the peer group includes smaller companies. The size adjustment is accomplished by Pay Governance as follows:

  •
  Where possible and appropriate, survey data are adjusted, using regression analysis, a widely-used statistical tool, focusing on the relationship between a dependent variable (in this case, compensation), and other independent variables that relate to it (in this case, company size). In general, compensation is likely to be higher for the same position at a larger company than a smaller company. Therefore, using regression analysis, market rates are developed for positions comparable to those of the Company's executives, as if these larger companies in our benchmark group of companies had revenue levels similar to Covance. We have historically included larger companies in the peer group because we frequently compete for talent from larger companies, often within the peer group.

        The list below represents the 42 peer organizations for 2011:

Abbott Laboratories	Charles River Laboratories International, Inc.	Medtronic, Inc.
Allergan, Inc.	Daiichi Sankyo Company, Limited	Merck & Co., Inc.
Amgen Inc.	Eli Lilly and Company	Nordion, Inc.
AstraZeneca PLC	Endo Pharmaceuticals Holdings, Inc.	Novartis AG
Barr Pharmaceuticals, LLC	Forest Laboratories, Inc.	Novo Nordisk A/S
Baxter International Inc.	GE Healthcare	Pfizer Inc.
Bayer AG	Gilead Sciences, Inc.	Pharmaceutical Product Development, Inc.
Beckman Coulter, Inc.	GlaxoSmithKline plc	PharmaNet Development Group, Inc.
Biogen Idec Inc.	Hoffmann-LaRoche Inc.	Purdue Pharma L.P.
Boehringer Ingelheim	Hospira, Inc.	Quintiles Transnational Corp.
Bracco Diagnostics Inc.	ICON plc	Sanofi
Bristol-Myers Squibb Company	Johnson & Johnson	Shire plc
C.R. Bard, Inc.	Laboratory Corporation of America Holdings	Takeda Pharmaceutical Company Limited
Celgene Corporation	Life Sciences Research, Inc.	Watson Pharmaceuticals, Inc.

        Covance derives "market competitive" compensation as a 75% weighting of the industry peer company data set and a 25% weighting of the "like-sized" general industry company data set. All market data are based on Towers Watson's executive database.

        For 2012, we have refined the list of peer organizations we will use to benchmark executive compensation to reflect more closely Covance's industry, size and scope and to eliminate companies that have been acquired. Each of the following peer organizations to be used in 2012 has been selected from one or both of the following classification groups: the six digit Global Industry Classification Standard (GICS) code: Pharmaceuticals, Biotechnology and Life Sciences and/or the Russell 3000 Healthcare Index.

        The list below represents the 17 peer organizations for 2012:

Allergan, Inc.	Endo Pharmaceuticals Holdings, Inc.	Mylan, Inc.
Biogen Idec Inc.	Forest Laboratories, Inc.	Par Pharmaceutical Companies Inc.
Bio-Rad Laboratories, Inc.	Hospira, Inc.	PAREXEL International Corporation
C.R. Bard, Inc.	Impax Laboratories Inc.	PerkinElmer Inc.
Celgene Corporation	Laboratory Corporation of America Holdings	Watson Pharmaceuticals, Inc.
Charles River Laboratories International, Inc.	Life Technologies Corporation

Setting Compensation

        Overall, five main factors are taken into account when setting each individual executive officer's compensation:

  •
  Competitive market data,

  •
  Company performance,

  •
  Individual performance,

  •
  Comparison of compensation among the executive officers, and

  •
  Attraction and retention considerations.

        In general, Covance attempts to set total target compensation (consisting of base salary, annual performance-based cash incentive, equity awards, retirement and other benefits) at or slightly above the median of our competitive market data. For individual officers, other factors, such as experience and position scope, are taken into account and may result in target pay being set above or below the overall competitive market target.

        The actual compensation earned (versus target amounts) by each individual executive officer varies depending on Company and individual performance. In general, we expect that our executive officers will be paid at market levels if Company and individual targets are achieved, above market levels if targets are exceeded and below market levels if targets are not achieved. In some cases, our variable compensation plans (incentive and equity) may pay substantially less when results are significantly below target and/or individual performance is below expectations. For 2011, Covance paid actual compensation (base pay, annual performance-based cash incentive and equity) to its Named Executives ranging from 91% to 121% of target.

        For 2012, Covance's overall position relative to market will likely decline as the Company has decided to delay the effective date for base salary merit increases by four months and reduce target equity grant values by 20% as we seek to balance providing competitive pay with fulfilling other anticipated capital requirements of the Company.

        Specifically, for the Chief Executive Officer, the independent members of the Board of Directors set business and related performance targets and compensation levels based upon the recommendation and approval of the Compensation Committee. For other executive officers, the Compensation Committee, on delegation from the Board of Directors, approves business and related performance targets and compensation levels after receiving recommendations from the Chief Executive Officer and Corporate Vice President, Human Resources.

        In assessing pay decisions, the Compensation Committee reviews tally sheets, which reflect all elements of each executive officer's compensation, both current and historical. Tally sheets are a reference tool that the Compensation Committee uses, at least annually, in its comprehensive assessment of executive officers' total compensation.

        Covance's Board of Directors assesses its executive talent (including all executive officers) annually, including reviewing succession plans for each executive officer position. Covance occasionally determines that additional longer-term awards are appropriate, for select executive officers, to ensure their retention and the leadership continuity required to achieve our longer-term strategic goals and objectives.

Promotion and Retention-Based Awards

        As stated previously, Covance occasionally determines that supplemental longer-term awards are appropriate for the retention of select senior officers. The Board of Directors determined this to be the case for Messrs. Cimino and Watson and Ms. Tanner in 2011 in connection with their promotions and appointment as members of the executive leadership team. In connection with these promotions and appointments, they were issued performance-based grants of 17,100 shares each. These shares will cliff vest on February 17, 2016, subject to the recipient's continued employment with the Company and subject to increase or decrease based upon performance against three key objectives: integrated drug development; achievement of a Company-wide integrated database; and commercial effectiveness.

        These grants are reflected in the executive compensation tables of this Proxy Statement, where applicable.

Goal Setting For Performance-Based Variable Pay

        Covance sets and presents an annual business plan to the Board of Directors prior to the start of each year. Once endorsed by the Board of Directors, this business plan is utilized to set specific executive officer financial and non-financial variable incentive targets (annual performance-based cash incentive plan and performance-based restricted stock plan) in the first quarter of the year. These goals and objectives are not changed throughout the year. Covance believes that the degree of difficulty associated with attaining the target levels set at the beginning of each year is challenging but realistic. The targets are based in part on estimated CRO industry performance projections, with our targets generally set to exceed these estimates (i.e., setting our revenue growth targets at a level in excess of the average growth expected of CRO market participants). The intended result is that if Company performance exceeds (or falls short of) the target, then actual compensation should be greater/less than market norms.

        We endeavor to set targets at aggressive but attainable levels in light of current and prospective business conditions based in part upon industry growth projections and competitor performance information. The targets are intended to be consistent with the Company's longer-term strategic plan and growth aspirations and to enable the Company to achieve continued market leadership. In the assessment of actual performance against targets, Covance's annual performance-based cash incentive and equity compensation plans allow for the use of discretion by the Compensation Committee to award lower or higher payout levels than the pre-established criteria and formulae would provide. These provisions are intended to ensure that extraordinary circumstances unrelated to performance do not inequitably increase or decrease compensation. This discretion was not used in 2011.

Disclosure of Performance Goals

        Covance's annual performance-based cash incentive plan and performance-based restricted stock have rigorous quantitative performance goals. The performance goals for 2011 for the cash incentive plan were a Company pro forma operating income target of $209.1 million and a net orders target of $2.0 billion. The performance goals for the 2011 performance-based restricted stock were a net orders target of $2.0 billion and a pro forma return on assets target of 8.9%. Covance believes that these goals are aggressive and challenging but realistic and that the challenging nature of these goals have been demonstrated over the years as illustrated in this Compensation Discussion and Analysis.

Individual Elements of Pay—Details

Base Salary

        As explained in the "Benchmark Group of Companies" section, Covance establishes base salaries for executive officers after an annual evaluation of market data, individual experience, internal equity, and performance over time in role. Base salary increases generally become effective March 1 of each year, although the increase has been delayed in recent years.

        In light of challenging market conditions that drove the need for cost reduction actions initiated in late 2010, and to lead by example, Mr. Herring and the other Named Executives did not receive merit salary increases in 2011. The Committee expects that Mr. Herring's base salary will continue to be below the size-adjusted market median for 2012. Messrs. Cimino and Watson and Ms. Tanner did receive promotion-related salary increases in 2011.

Annual Performance-Based Cash Incentive Plan

        The Covance annual performance-based cash incentive plan is based on a combination of operating profit and net orders. We believe operating profit and net orders are appropriate incentive drivers for executive officers since they focus attention on both short-term and longer-term performance/success. Current year operating profit is a solid barometer of short-term performance/success. Net orders are an indicator of longer-term growth potential, as the revenue generated from most orders in many Covance business units span multiple years.

        As with base salaries, Covance sets executive officer target annual performance-based cash incentive levels after an annual review of market data. The actual cash incentive paid to individual executive officers is determined in three steps:

1.
The annual performance-based cash incentive pool in which executive officers participate is initially determined based on actual Company and/or business unit performance (as applicable) against pre-established profit targets with a range of variability from 65% to 125% of target. In 2011, the plan utilized a Company pro forma operating income target of $209.1 million. For 2012, the variability of the portion of the annual incentive plan based on profitability will be increased (with a lower bottom and lower top-end of the range) from 65% - 125% to 50% - 115%. This change will provide smaller increases in incentive pay for above-target performance and larger decreases in incentive pay for below-target performance.

2.
Once the initial incentive pool is determined as described above, the pool is further adjusted and finalized based on performance against pre-established net order targets, which can increase the range of variability from a floor of 49% to a ceiling of 156% of target. In 2011, the plan used a net orders target of $2.0 billion. The resulting annual performance-based cash incentive pool for corporate executive officers, including Messrs. Herring, Klitgaard and Watson was 123% of target, for Mr. Cimino was 125% of target, and for Ms. Tanner was 62% of target. For 2012, the total range of possible payouts after taking the net orders factor into account will be reduced from 49% - 156% to 38% - 144%.

3.
An individual performance factor is then applied to the profitability and net orders outcome based on the executive officer's individual performance to arrive at the actual cash incentive amount paid. Individual performance ratings are based on an assessment of each executive's achievements against business targets and the strength of each officer's leadership competencies, with each area (performance against business targets and individual behaviors) of roughly equal weight (individual performance factors range from 0% to 160%). The total range of variation as a result of Company performance against operating income and net orders targets, and an executive's individual performance factor is 0% to 250% of target. The individual performance factor for each Named Executive in 2011 was as follows: Mr. Herring 124%; Mr. Klitgaard 100%; Mr. Cimino 143%; Ms. Tanner 90%; and Mr. Watson 125%. For 2012, the maximum payout under the Plan will be reduced from 250% to 230%.

  Individual performance factors take into account the following leadership behaviors:

Leadership Behaviors	Measure
Wins Client Loyalty	Keeps client satisfaction high and leads the organization to deliver on client expectations.
Leads by Example	Articulates and demonstrates behaviors that support the Company vision and values.
Inspires Others	Connects individuals to Covance and builds organizational excitement and alignment around the Company vision, strategy and goals.
Drives Growth	Identifies opportunities and implements solutions that expand the business.
Builds Talented Teams	Recruits, assesses and develops individual organization talent.
Confronts Constructively	Readily challenges status quo while maintaining and building relationships.
Gets it Done	Creates urgency and balances analysis and action that leads to timely decision making and outstanding implementation.

        The following table shows the range of variability and parameters of the determination of 2011 cash incentives.

	Effect of Performance Factor on Annual Performance-Based Cash Incentive
Criteria	Minimum Payout	Target Payout	Maximum Payout
Operating Profit (as a % of target)	65%	100%	125%
Multiplied by
Net Orders (as a % of target)	75%	100%	125%
Equals
Subtotals	49%	100%	156%
Multiplied by
Individual Performance Factor	0%	100%	160%
Equals
Final Payout (as a % of target)	0%	100%	250%

        The 2011 annual performance-based cash incentive target for Named Executives equaled 100% of individual base salary for Mr. Herring; 75% for Mr. Cimino and Ms. Tanner; and 70% for Mr. Klitgaard and Mr. Watson. As a group in 2011, the actual cash incentives were paid at an average of 133% of target for the year.

        The actual cash incentives paid to the Named Executives for 2011 performance were calculated as follows (rounded to the nearest '100).

	Mr. Herring	Mr. Klitgaard	Mr. Cimino	Ms. Tanner	Mr. Watson
Bonus Eligible Earnings	$980,000	$429,300	$400,000	$440,000	$363,750
Target Incentive %	100%	70%	75%	75%	70%

Target Incentive ($)	$980,000	$300,510	$300,000	$330,000	$254,625

Operating Profit and Net Orders Multiplier	123%	123%	125%	62%	123%

Subtotal	$1,205,400	$369,627	$375,000	$204,600	$313,189

Individual Performance Factor	124.4%	100%	142.6%	90%	125%

Actual Incentive	$1,500,000	$369,700	$535,000	$184,200	$391,500

        Covance has a clawback policy pursuant to which it may recapture incentive cash awards paid to an officer where the performance measure upon which the award was based is subsequently restated or otherwise adjusted in a manner that would have reduced the size of the payment had such adjustment been known at the time of payment.

Equity Compensation

        Management and the Compensation Committee believe equity compensation is an important element in aligning Shareholder and executive officer interests by creating an "ownership culture." Accordingly, Covance provides equity compensation to executive officers primarily in two forms—stock options and performance-based restricted stock—the intended value associated with performance-based restricted stock being slightly higher than stock options using valuation methods as provided under generally accepted accounting principles. Equity compensation represents approximately 67% of the total target direct compensation for the Chief Executive Officer and approximately 43% for the other Named Executives. While the intent is to grant awards at the median of the target competitive data, actual individual awards, which are granted annually in February of each year, may be higher or lower dependent upon the performance of each executive officer in the prior year and internal equity factors.

Stock Options

        Covance grants option awards to executive officers annually in order to link executive rewards to increases in the Company's stock price. We believe that stock options are performance-based since they have no value unless the stock price appreciates. All such awards are approved by the Compensation Committee, or independent members of the Board of Directors in the case of the Chief Executive Officer, at a regularly scheduled meeting with the meeting dates being selected approximately one year or more prior to the actual meeting. These meetings typically take place in February, shortly after current year performance goals are set, previous year performance is reviewed and evaluated, and previous year financial results are publicly released. The date of these meetings also serves as the date for setting the exercise price of the award, as well as the award's grant date.

        In keeping with standard executive pay practices, newly hired executive officers that begin employment during the year may receive a "one-time" option award. Such options are granted and priced as of the date they are approved by the Compensation Committee. Those dates are not timed with respect to any Company or market event.

        In support of executive officer retention, beginning in 2012, stock options will vest in four equal installments over four years. The intended value of stock options awarded is determined by reference to competitive benchmarks, as previously discussed under the "Setting Compensation" section above. The number of options granted is determined using valuation methods as provided under generally accepted accounting principles. Under the 2010 Employee Equity Participation Plan, the option's exercise price is equal to the closing price of Covance stock on the date the awards are approved. The plan does not allow for repricing of options.

Performance-Based Restricted Stock

        The Covance performance-based restricted stock plan is based on a combination of both return on assets and net orders. We believe these financial metrics are appropriate measures to drive both short-term and long-term performance/success contingent on both one- and three-year performance cycles. Return on assets is a measure, that not only looks at earnings, but also the level of assets deployed to generate those earnings, thereby promoting good stewardship of Shareholder capital. Net orders are an indicator of longer-term growth potential, and are attributable to projects that will generate revenue and earnings over future periods. These measures are a reflection of successful execution of operational and service excellence.

        Performance-based restricted stock is also typically approved and granted at the regularly scheduled Compensation Committee and Board of Directors meetings noted previously. In general, the target value and resulting target number of shares is determined by reference to competitive benchmarks, comparison of compensation among the executive officers, and individual performance. The actual number of shares ultimately earned is performance-based and, starting with 2011, depends on the Company's performance against net orders and pro forma return on assets. Prior to 2011, the financial metrics consisted of backlog growth and return on assets. Because the Company's backlog increasingly consists of five to ten-year committed minimum volume contracts, the Committee believes that net orders is a more meaningful metric than backlog growth. Performance against these metrics is determined using financial information as published in the Company's annual filings with the SEC and the Company's year-end earnings press release. Exceeding one or both of the targets can result in an increase in the actual number of shares awarded from the target number of shares. Conversely, falling short of one or both of the targets can result in a reduction in the actual number of shares awarded from the target number of shares. In 2011, the net orders target was $2.0 billion and the pro forma return on assets target was 8.9%.

        This plan operates under a series of three-year overlapping performance cycles. During the initial grant year, the executive officer is granted a target share award. Performance in the initial grant year against the two metrics noted above results in the initial target award being adjusted down to as low as 0% or up to as much as 200% of the target. The shares awarded vest at the end of the second calendar year following the year in which the number of such shares are determined. In each of the two years following the initial year in which the shares are awarded, each executive officer has the opportunity to earn up to an additional 20% of the actual shares earned in the initial year. These additional awards are earned when actual performance (net orders and return on assets) achieves or exceeds the targets established at the beginning of the initial grant year for each of the two years following the initial grant year. The second and third year financial targets are also set and approved by the Compensation Committee. Any additional shares earned vest at the same time as the initial grant. Each three-year cycle has a maximum potential payout of 220% of the initial target share award. If the maximum potential payout is achieved during the second performance year, the executive officer would no longer be eligible for any additional grants during the last year of the three-year cycle.

        As an example, assume an executive officer received a target grant of 4,000 performance-based restricted shares at the beginning of 2011 and achieved the following performance factors over the next three years:

1.
Year 1 (2011)—actual return on asset and net orders performance dictates an 80% payout against target;

2.
Year 2 (2012)—return on asset and net orders dictates an upward adjustment of 10% of the grant as adjusted for 2011 performance; and

3.
Year 3 (2013)—return on asset and net orders dictates an upward adjustment of 10% of the grant as adjusted for 2011 performance.

        In this example the executive officer would earn an overall performance share award of 3,840 shares related to the three-year 2011 performance cycle (an actual award of 3,200 shares from the first year, an additional 320 share award in both 2012 and 2013). All shares from the 2011 performance cycle vest at the end of 2013. The table below shows how the number of shares awarded would be calculated in such a scenario.

Year 1—Target # of Shares	4,000
End of Year 1 Performance Adjustment	80%
# Shares at end of Year 1 (4,000 × 80%)	3,200
Year 2 Performance Adjustment	10%
# Shares at end of Year 2 3,200 + (3,200 × 10%)	3,520
Year 3 Performance Adjustment	10%
# Shares at end of Year 3 3,520 + (3,200 × 10%)	3,840
Final Number of Shares	3,840

        The Compensation Committee also periodically reviews competitive market data regarding equity plan design and payout ranges to ensure that Covance's plans are designed to best fit the Company's objectives.

Actual vs. Target Compensation

        Consistent with our executive compensation principles, a substantial portion of each executive officer's compensation is variable in nature (i.e., performance-based). The following table shows the actual

2011 performance year annual performance-based cash incentive payout and performance-based restricted stock earned in each case versus target for each Named Executive. In 2011 average actual Named Executives' annual performance-based cash incentive payments were above target amounts and performance share grants were at target.

Compensation Element	Mr. Herring (Target)	Mr. Herring (Actual)	% of Target
Cash Incentive	$980,000	$1,500,000	153.1%
Performance-Based Restricted Stock	33,600	33,600	100%

Compensation Element	Mr. Klitgaard (Target)	Mr. Klitgaard (Actual)	% of Target
Cash Incentive	$300,510	$369,700	123.0%
Performance-Based Restricted Stock	5,100	5,100	100%

Compensation Element	Mr. Cimino (Target)	Mr. Cimino (Actual)	% of Target
Cash Incentive	$300,000	$535,000	178.3%
Performance-Based Restricted Stock	3,900	3,900	100%

Compensation Element	Ms. Tanner (Target)	Ms. Tanner (Actual)	% of Target
Cash Incentive	$330,000	$184,200	55.8%
Performance-Based Restricted Stock	5,100	5,100	100%

Compensation Element	Mr. Watson (Target)	Mr. Watson (Actual)	% of Target
Cash Incentive	$254,625	$391,500	153.8%
Performance-Based Restricted Stock	3,900	3,900	100%

Stock Ownership Requirements

        In order to further our ownership culture and help ensure that executives take a long-term view of the Company's interests, Covance has equity ownership guidelines requiring executive officers to attain and hold specified minimum amounts of Covance Common Stock. For the Chief Executive Officer, the number of required shares was set at the time of appointment and equals two times (2x) base salary and target annual performance-based cash incentive, divided by Covance's share price on that date. For all other executive officers, the required number of shares equals one times (1x) base salary and target annual performance-based cash incentive. The target levels and timeframes to achieve ownership were determined after reviewing overall general market practice and the approaches used by our benchmark group of companies.

        The following example shows how a typical executive officer's share ownership target is determined, assuming a base salary of $400,000, a 70% target incentive opportunity and a Covance share price on the date of appointment of $45.

Share price of Covance stock	$45
Base salary	$400,000
Target cash incentive	$280,000
Share target calculation = [1 × ($400,000 + $280,000)] / $45 = 15,111 shares

        All executive officers have five years from the date of their appointment as an executive officer to achieve their ownership target. Only shares owned count towards the target (e.g., unvested options and restricted stock do not count towards the target). As of year-end 2011, all executive officers have fulfilled their goal except for the most recently appointed officer who is on track to fulfill his goal by the target date.

Other Compensation

        Covance provides a limited number of other benefits for executive officers, the most significant being a Supplemental Executive Retirement Plan ("SERP") benefit. The SERP is an unfunded, defined benefit-type pension plan. The plan provides a pension benefit to a participant that is equal to a percentage, not to exceed 40%, of an executive officer's Final Average Earnings. Vesting occurs after five years of service as a plan participant. The value of the SERP as well as the formulas used to determine its value are discussed in more detail in the narrative section of the Pension Benefits Table.

        The Compensation Committee periodically reviews the benefits and costs associated with offering the SERP. This evaluation was last conducted in 2011 and included a review by our independent outside consultant of information regarding the prevalence of similar retirement plans at companies with which Covance competes for executive officer talent. Based on this review, the Compensation Committee determined that the SERP shall be closed to new plan entrants effective January 1, 2012. Existing SERP participants will retain this benefit according to the plan terms.

        Covance has a Non-Qualified Deferred Compensation Plan ("NQDC") and the plan is offered to approximately 115 senior management employees (including the Named Executives). Participants are allowed to defer voluntarily up to 50% of their base salary and 70% of their annual performance-based cash incentive. This plan is intended to allow executives to take greater advantage of the tax benefits from deferring plan year income.

        Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. In light of competitive market practice, the Board also agreed that executive officers that participate in the SERP, which currently includes all of the Named Executives, are not eligible to receive a match for any deferrals in the NQDC plan.

        The Chief Executive Officer is provided with a country club membership that is used predominantly for business purposes.

Payments in Connection with Change-in-Control or Termination

        Covance has letters of employment with its executive officers that provide certain benefits in the event of a change-in-control and a termination of employment or constructive termination of employment within 24 months of the change-in-control event. In February 2012, these letters were amended and restated to provide for a three-year term, subject to renewal.

        Covance believes that the triggering events for a change-in-control and amounts payable are appropriate to fulfill the following purposes:

  •
  Ensure executive officers focus on Shareholder interests and evaluate potential transactions impartially by removing concerns about their potential termination of employment; and

  •
  Retain executive officers needed for the success of Covance during a time of potential disruption and/or transition.

        Events that constitute a change-in-control were chosen based on a review of broad marketplace practices. They consist of:

  •
  A person or entity acquires stock that together with other stock held by such person constitutes 50% or more of the total fair market value or total voting power of the stock of the Company.

  •
  A person or entity acquires ownership of stock of the Company possessing 30% or more of the total voting power of the Company's stock.

  •
  A majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

  •
  A person or entity acquires assets from the Company that have a total gross fair market value equal to or greater than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition.

        In general, in the event of termination within two years of a change-in-control, the Named Executives would receive: a payment equal to three times (3x) the sum of the executive officer's annual base salary and target annual incentive at the time the executive officer is terminated; an additional three years of service and age credit for the SERP (for those executives participating in the SERP program); and outplacement services.

        Executive officers would also be entitled to vesting of all unvested stock options and restricted stock in the event of a change-in-control. Executive officers are not entitled to any gross-up for the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, where triggered.

        Executive officers are eligible to receive compensation in the event that they are terminated involuntarily and without cause. The value of these payments, as well as the basis for calculations, including formulas used, under various scenarios for each Covance executive officer can be found in the Termination Scenarios table. We require executive officers to not compete or solicit with Covance employees for a period after their departure and to preserve Covance confidential information. Termination compensation is provided only if the affected executive officers sign releases of claims against Covance they otherwise might assert. In addition, if an executive officer leaves Covance for any reason aside from a change-in-control, retirement, death, or disability, all unvested stock options and performance-based restricted stock are forfeited.

        The Compensation Committee last reviewed the policies and multiples provided regarding change-in-control provisions in 2011 and agreed that Covance's current program is designed to achieve the Company's overall objectives.

Governance Practices

        The Company exercises responsible governance practices with respect to executive compensation.

  •
  The Company provides its Shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). Our Board of Directors and Compensation Committee value the opinions of our Shareholders and, to the extent there is a significant vote against the compensation of our Named Executives, we will consider our Shareholder's concerns and the Compensation Committee will evaluate whether any actions are desirable to address those concerns.

  •
  At the Company's Annual Meeting of Shareholders held in May 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Given the level of support shown, the Compensation Committee determined that no changes to our executive compensation were necessary at that time based on the vote results.

  •
  Despite this strong show of support, as discussed under the heading "Continuous Improvement—Our Evolving Executive Compensation System," the Compensation Committee has made important changes to our executive compensation programs over the last few years that demonstrate our ongoing commitment to aligning our executive compensation with the interests of our Shareholders. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executives.

Hedging of Company Stock

        Internal guidelines limit executive officers' ability to sell Covance equity. Covance has a policy on hedging transactions that is designed to ensure that no executive officer engages in any transaction that has the effect of hedging the executive officer's interest in Covance stock.

Report of the Compensation and Organization
Committee on Executive Compensation

        The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and these discussions, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Members of the Compensation and Organization Committee

Bradley T. Sheares, Chair
Gary E. Costley
Joseph C. Scodari

 GAAP to Pro Forma Reconciliation

Dollars in thousands (except per share amounts)

		Reconciling Items
	GAAP	Charges*	Favorable Tax Items	Pro Forma
	2011
Net Revenue	$2,095,938			$2,095,938
Operating Income	$180,629	$34,656		$215,285
Operating Margin	8.6%			10.3%
YOY Increase in Margin	6.2%			0.7%
Net Income	$132,189	$35,316	$(2,469)	$165,036
Earnings Per Share	$2.16	$0.58	$(0.04)	$2.70
YOY EPS Growth	104.4%			25.7%
	2010
Net Revenue	$1,925,630			$1,925,630
Operating Income	$47,493	$137,591		$185,084
Operating Margin	2.5%			9.6%
Net Income	$68,254	$87,610	$(17,298)	$138,566
Earnings Per Share	$1.06	$1.36	$(0.27)	$2.15

*
Charges included in operating income for 2011 represent restructuring costs of $24,369 and costs associated with the termination of an inventory supply agreement and associated inventory write-down of $10,287.

*
Charges included in net income represent after tax impact of restructuring costs of $16,067, costs associated with the termination of an inventory supply agreement and associated inventory write-down of $7,130 and impairment of equity investment of $12,119.

 EXECUTIVE COMPENSATION TABLES

2011 Summary Compensation Table

        The table below summarizes the total compensation earned by the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company (collectively, the "Named Executives").

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)(6)
Joseph L. Herring	2011	$980,000	$750	$1,961,232	$2,093,804	$1,500,000	$644,644	$12,190	$7,192,620
Chairman and Chief	2010	915,000	-0-	1,685,128	1,723,286	595,000	985,353	23,182	5,926,949
Executive Officer	2009	811,667	-0-	1,422,850	1,171,545	730,600	1,123,798	25,043	5,285,503
William E. Klitgaard	2011	429,300	750	297,687	321,356	369,700	237,954	11,025	1,667,772
Corporate Senior Vice	2010	427,150	-0-	322,565	329,583	218,000	309,713	13,475	1,620,486
President and Chief Financial Officer	2009	410,213	-0-	286,958	236,214	236,900	383,511	13,475	1,567,271
Richard F. Cimino	2011	400,000	-0-	1,225,770	239,520	535,000	179,163	11,025	2,590,478
Corporate Executive	2010	354,000	-0-	228,460	233,444	180,700	196,365	13,475	1,206,444
Vice President and Group President, Clinical Development	2009	336,085	-0-	203,259	167,316	324,700	165,336	13,475	1,210,171
Deborah L. Tanner	2011	455,664	-0-	1,295,814	321,356	184,200	151,702	11,025	2,419,761
Corporate Executive	2010	357,000	-0-	241,896	247,178	134,700	190,778	13,475	1,185,027
Vice President and Group President, Research and Development Laboratories	2009	332,692	-0-	203,259	167,316	563,200	131,170	13,475	1,411,112
John E. Watson(7)	2011	363,750	-0-	1,225,770	239,520	391,500	109,629	11,025	2,341,194
Corporate Senior
Vice President and President, Strategic Partnering and Chief Commercial Officer

(1)
The Named Executives did not receive annual merit salary increases in 2011. Differences between the 2010 and 2011 salary amounts reflect receipt in 2011 of the full amount of the 2010 increase which became effective July 2010, and, in the case of Messrs. Cimino and Watson and Ms. Tanner, promotion-related increases. Ms. Tanner's amount also reflects a cash payment of $15,664 for unused vacation time related to the termination of the legacy vacation accrual program of a Company subsidiary.

(2)
The amounts shown for Messrs. Herring and Klitgaard reflect service awards that all Covance employees are eligible to receive upon completing an established number of years of service with the Company.

(3)
The amounts shown reflect grant date fair market value based on the target payout of these performance-based awards. The maximum value for each annual performance stock award would be 220% of the initial target grant and assumes the highest level of performance achieved. If the highest level of performance were to be achieved by the Named Executives, the maximum 2011 values of these awards for each officer would be as follows: for Mr. Herring, $4,314,710; Mr. Cimino, $500,815; Mr. Klitgaard, $654,911; Ms. Tanner, $654,911 and Mr. Watson, $500,815. Please refer to the "Compensation Discussion and Analysis" section above for a description of the terms of these awards. In addition, in 2011 Messrs. Cimino and Watson, and Ms. Tanner each received a promotion-related performance-based restricted stock award, which will cliff vest five years from date of grant, subject to the recipient's continued employment with the Company. The maximum value for each of these stock awards, assuming the highest level of performance achieved, is 150% of the initial target grant, or $1,497,191. The value for all awards at target are included in the totals provided in this column.

(4)
The amounts shown reflect grant date fair market value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Assumptions used in this calculation are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Please refer to the "Compensation Discussion and Analysis" section above for a description of the terms of these awards.

(5)
The amounts reflect the Company matching contributions to the Company's defined contribution plans in the amounts of $11,025 for each of the Named Executives; and the value associated with Mr. Herring's personal use of a country club membership in the amount of $1,165, which membership is predominantly used for corporate purposes.

(6)
The mix of compensation reflected in the Summary Compensation Table differs from the mix of target compensation set forth in the pie charts included in the Compensation Disclosure and Analysis because the Summary Compensation Table reflects both actual compensation paid and the fair market value of equity awards on date of grant.

(7)
Mr. Watson was not a Named Executive in 2009 or 2010.

 2011 Grants of Plan-Based Awards Table

									All Other Stock Awards: # of Shares of Stock or Units (#)
										All Other Option Awards: # of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
											Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Market Value ($)
Name	Grant Date		Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)	Maximum (#)
Joseph L. Herring			—	$980,000	$2,450,000	—	—	—	—	—	—	—
	2/17/11	(3)	—	—	—	—	33.600	67.200	—	—	—	$1,961,232
	2/17/11	(4)	—	—	—	—	—	—	—	104,900	$58.37	2,093,804
	2/17/11	(5)	—	—	—	—	2,145	4,290	—	—	—	125,204
	2/17/11	(6)	—	—	—	—	1,104	—	—	—	—	64,440
William E. Klitgaard			—	300,510	751,275	—	—	—	—	—	—	—
	2/17/11	(3)	—	—	—	—	5,100	10,200	—	—	—	297,687
	2/17/11	(4)	—	—	—	—	—	—	—	16,100	58.37	321,356
	2/17/11	(5)	—	—	—	—	433	866	—	—	—	25,274
	2/17/11	(6)	—	—	—	—	288	—	—	—	—	16,811
Richard F. Cimino			—	300,000	750,000	—	—	—	—	—	—	—
	2/17/11	(3)	—	—	—	—	3,900	7,800	—	—	—	227,643
	2/17/11	(4)	—	—	—	—	—	—	—	12,000	58.37	239,520
	2/17/11	(5)	—	—	—	—	306	612	—	—	—	17,861
	2/17/11	(6)	—	—	—	—	192	—	—	—	—	11,207
	2/17/11	(7)	—	—	—	—	17,100	25,650	—	—	—	998,127
Deborah L. Tanner			—	330,000	825,000	—	—	—	—	—	—	—
	2/17/11	(3)	—	—	—	—	5,100	10,200	—	—	—	297,687
	2/17/11	(4)	—	—	—	—	—	—	—	16,100	58.37	321,356
	2/17/11	(5)	—	—	—	—	306	612	—	—	—	17,861
	2/17/11	(6)	—	—	—	—	192	—	—	—	—	11,207
	2/17/11	(7)	—	—	—	—	17,100	25,650	—	—	—	998,127
John E. Watson			—	254,625	636,563	—	—	—	—	—	—	—
	2/17/11	(3)	—	—	—	—	3,900	7,800	—	—	—	227,643
	2/17/11	(4)	—	—	—	—	—	—	—	12,000	58.37	239,520
	2/17/11	(5)	—	—	—	—	270	540	—	—	—	15,760
	2/17/11	(7)	—	—	—	—	17,100	25,650	—	—	—	998,127

(1)
The pertinent plans do not provide for thresholds or minimum awards.

(2)
The exercise price of the options is equal to the closing price on the date of grant as required by the 2010 Employee Equity Participation Plan.

(3)
The amounts shown reflect performance-based restricted stock granted for the first year of the 2011-2013 plan cycle, with payout ranging from 0-200% of target depending on performance in 2011.

(4)
The amounts shown reflect 2011 stock option grants at grant date fair value granted pursuant to the 2010 Employee Equity Participation Plan.

(5)
The amounts shown reflect performance-based restricted stock granted for the second year of performance in the 2009-2011 plan cycle, with actual payout of 10% (maximum potential 20%) of the final adjusted grant in 2009 based on performance in 2010. Maximum payout includes amounts which may be granted in the third year of the 2009-2011 plan cycle based on performance in 2011.

(6)
The amounts shown reflect performance-based restricted stock granted for the third year of performance in the 2008-2010 plan cycle, with actual payout of 10% (maximum potential 20%) of the final adjusted grant in 2008 based on performance in 2010.

(7)
Messrs. Cimino and Watson and Ms. Tanner received promotion-related performance shares in the amount of 17,100 shares each. These shares will cliff vest on February 17, 2016, subject to the recipient's continued employment with the Company and subject to increase or decrease based on the meeting of specified performance criteria (maximum potential of additional 50%).

 2011 Outstanding Equity Awards at Fiscal Year-end Table

	Option Awards(1)						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joseph L. Herring
2011(2)	—		104,900	—	$58.37	02/16/21	—	—	67,200	$3,072,384
2010(3)	30,866		61,734	—	56.93	02/16/20	23,680	$1,082,650	9,472	433,060
2009(4)	62,733		31,367	—	39.80	02/18/19	—	—	4,290	196,139
2008	26,000		—	—	81.40	02/20/18	—	—	—	—
2007(5)	33,500		—	—	62.65	02/21/17	33,500	1,531,620	—	—
2006	30,900		—	—	56.18	02/22/16	—	—	—	—
2005	32,200		—	—	42.32	02/16/15	—	—	—	—
2004	35,650		—	—	29.69	02/24/14	—	—	—	—
2003	40,800		—	—	22.95	02/26/13	—	—	—	—
2002	8,480		—	—	17.43	02/20/12	—	—	—	—
William E. Klitgaard
2011(2)	—		16,100	—	58.37	02/16/21	—	—	10,200	466,344
2010(3)	5,903		11,807	—	56.93	02/16/20	4,533	207,249	1,813	82,890
2009(4)	12,649		6,324	—	39.80	02/18/19	—	—	865	39,548
2008	6,800		—	—	81.40	02/20/18	—	—	—	—
2007	7,400		—	—	62.65	02/21/17	—	—	—	—
2006	7,700		—	—	56.18	02/22/16	—	—	—	—
2005	9,000		—	—	42.32	02/16/15	—	—	—	—
2004	15,750		—	—	29.69	02/24/14	—	—	—	—
2003	13,500		—	—	22.95	02/26/13	—	—	—	—
Richard F. Cimino
2011(2)	—		12,000	—	58.37	02/16/21	—	—	7,800	356,616
2011(6)	—		—	—	—	—	—	—	25,650	1,172,718
2010(3)	4,181		8,363	—	56.93	02/16/20	3,210	146,761	1,284	58,704
2009(4)	8,959		4,480	—	39.80	02/18/19	—	—	613	28,026
2008	4,600		—	—	81.40	02/20/18	—	—	—	—
2007	5,400		—	—	62.65	02/21/17	—	—	—	—
2006	7,700		—	—	56.18	02/22/16	—	—	—	—
2005	9,100		—	—	42.32	02/16/15	—	—	—	—
Deborah L. Tanner
2011(2)	—		16,100	—	58.37	02/16/21	—	—	10,200	466,344
2011(6)	—		—	—	—	—	—	—	25,650	1,172,718
2010(3)	4,427		8,855	—	56.93	02/16/20	3,399	155,402	1,360	62,179
2009(4)	8,959		4,480	—	39.80	02/18/19	—	—	613	28,026
2008	4,600		—	—	81.40	02/20/18	—	—	—	—
2007	6,400		—	—	62.65	02/21/17	—	—	—	—
2006	6,200		—	—	56.18	02/22/16	—	—	—	—
2005	2,500	*	—	—	42.32	02/16/15	—	—	—	—
John E. Watson
2011(2)	—		12,000	—	58.37	02/16/21	—	—	7,800	356,616
2011(6)	—		—	—	—	—	—	—	25,650	1,172,718
2010(3)	3,689		7,379	—	56.93	02/16/20	2,833	129,525	1,133	51,801
2009(4)	7,905		3,953	—	39.80	02/18/19	—	—	541	24,735
2008	900	*	—	—	81.40	02/20/18	—	—	—	—
2007	2,100	*	—	—	62.65	02/21/17	—	—	—	—
2006	3,600	*	—	—	56.18	02/22/16	—	—	—	—
2005	3,582	*	—	—	42.32	02/16/15	—	—	—	—

(1)
All unvested options vest at a rate of one third per year at the end of each of the first three years of the ten year option term except for those indicated by an asterisk which options vest at a rate of one half per year at the end of each of the first two years of the option term. The full vesting date of each option is seven years prior to the listed expiration date except for those indicated by an asterisk (two-year vesting) for which the full vesting date is eight years prior to the expiration date.

(2)
Number of shares shown in column (i) of this table reflects the maximum 200% of performance-based restricted shares that could be earned for the first year of performance in the 2011-2013 performance-based restricted stock cycle. Shares earned are scheduled to vest on December 17, 2013.

(3)
Number of shares shown in column (g) of this table reflects performance-based restricted stock earned for the first year of performance under the 2010-2012 performance-based restricted stock cycle. These shares will vest on December 18, 2012. Number of shares shown in column (i) of this table reflects the potential 40% maximum performance-based restricted stock that could be earned for the second and third years of performance in the 2010-2012 performance-based restricted stock cycle.

(4)
Number of shares shown in column (i) of this table reflects the potential 20% maximum performance-based restricted stock that could be earned for the third year of performance in the 2009-2011 performance-based restricted stock cycle.

(5)
Shares shown in column (g) consist of 33,500 shares of restricted stock which vested on February 22, 2012.

(6)
Shares shown in column (i) reflect the maximum 150% of performance-based restricted stock under a promotion-related performance shares grant. Shares earned are scheduled to vest on February 17, 2016, subject to the recipient's continued employment with the Company.

        The table below shows option exercise and stock award vesting activity during the fiscal year ended December 31, 2011.

2011 Option Exercises & Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. Herring	28,670	$1,208,713	24,699	$1,116,542
William E. Klitgaard	-0-	-0-	5,047	229,014
Richard F. Cimino	-0-	-0-	17,804	958,743
Deborah L. Tanner	3,700	96,176	3,562	161,475
John E. Watson	-0-	-0-	3,074	138,359

        The table below shows benefits that the Named Executives are entitled to under the Company's defined benefit plans.

2011 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joseph L. Herring	Covance Supplemental Retirement Plan	12	$4,786,811	-0-
William E. Klitgaard	Covance Supplemental Retirement Plan	11	1,804,857	-0-
Richard F. Cimino	Covance Supplemental Retirement Plan	7	738,877	-0-
Deborah L. Tanner	Covance Supplemental Retirement Plan	6	610,701	-0-
John E. Watson	Covance Supplemental Retirement Plan	1	109,629	-0-

(1)
Includes amounts which the Named Executive may not currently be entitled to receive.

Supplemental Executive Retirement Plan

        In December 1996, Covance adopted a nonqualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives, in order to attract and retain a highly motivated executive workforce. The plan has since been closed to new entrants.

        Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for participants employed by Covance on January 1, 1997). Retirement benefits to be provided under the SERP will be based on 40% of an executive's final average earnings. The benefit for executives with less than 20 years of service would equal 2% (2.67% for participants employed by Covance on January 1, 1997) multiplied by service multiplied by final average earnings. The final average earnings is based upon the highest five consecutive years of Compensation (as defined below) out of the executive's last ten years of employment with Covance or any subsidiary thereof. Compensation is defined as the executive's annual salary plus bonuses.

        Participating executives may commence receiving reduced, early retirement benefits as early as age 55, provided they had attained five years of service under the plan. Benefits are reduced 5% for each year commencement precedes age 60, up to a 25% reduction at age 55.

        Upon retirement, the normal form of payment under the SERP is a single lump sum payment.

Actuarial assumptions used to determine values in the Pension Benefits Table

        The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age (even if the participant is not yet eligible to do so). Actual benefit present values will vary from these estimates depending on many factors, including an executive's actual retirement age.

Covance Inc. Supplemental Executive Retirement Plan Assumptions

	December 31, 2011	December 31, 2010
Discount rate	4.30%	4.40%
Form of payment	Lump sum	Lump sum
Lump sum interest rates
Annuity payments scheduled to be made within 5 years	1.90%	1.65% (2.16% for lump
		sum payments in 2011)
Annuity payments scheduled to be made between 5 and	4.95%	4.91% (4.77% for lump
20 years from now		sum payments in 2011)
Annuity payments scheduled to be made beyond 20 years	6.15%	6.52% (6.05% for lump
		sum payments in 2011)
Retirement age	Later of age 60 and	Later of age 60 and
	current age	current age
Termination and disability rates	None	None

 2011 Non-Qualified Deferred Compensation Table

Name (a)	Executive contributions in last FY ($)(b)	Registrant contributions in last FY ($)(c)	Aggregate earnings in last FY ($)(d)	Aggregate withdrawals/ distributions ($)(e)	Aggregate balance at last FY ($)(f)
Joseph L. Herring	$710,500	$-0-	$(92,487)	$-0-	$2,217,298
William E. Klitgaard	-0-	-0-	-0-	-0-	-0-
Richard F. Cimino	-0-	-0-	-0-	-0-	-0-
Deborah L. Tanner	33,675	-0-	(6,178)	-0-	42,420
John E. Watson	16,392	-0-	(1,825)	-0-	14,328

        Covance has a Non-Qualified Deferred Compensation Plan ("NQDC") and in 2011, the plan was offered to approximately 115 senior management employees (including the Named Executives). The plan is intended to provide this group of employees with an opportunity to defer compensation in addition to amounts permitted under the Covance qualified 401(k) Plan. No contributions were made by Covance on the amounts deferred by the Named Executives and all contributions by the Named Executives are included in the Named Executive's salary set forth in the Summary Compensation Table. No above market interest rates or special terms are provided on invested amounts and therefore earnings realized on amounts deferred are not included in the Summary Compensation Table.

        Under the NQDC Plan, participants are allowed to defer up to 50% of their base salary and 70% of their annual cash incentive in any given year. Participants in the NQDC are subject to certain contributions and earnings limits under the Internal Revenue Code. Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. Certain employees may be provided an enhanced match under the NQDC. However, senior officers who participate in the SERP, which includes all of the Named Executives, are not eligible to receive any match for any deferrals into the NQDC plan. Amounts deferred under the NQDC are deemed invested in one of the investment choices available in Covance's 401(k) Plan as selected by the participant. Earnings on these investments are market earnings and there are no provisions for guaranteed rates of return. All amounts in a participant's NQDC account are unfunded and remain assets of the Company until paid out. Amounts deferred may be paid out six months after the participant's separation from service with the Company or at some other point as designated in advance by the participant.

 2011 Termination Scenarios

	Joseph L. Herring		William E. Klitgaard		Richard F. Cimino		Deborah L. Tanner		John E. Watson
Benefit(1)	Without Cause ($)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)
Salary and Annual Cash Incentive	$2,940,000	$5,880,000	$729,810	$2,189,430	$700,000	$2,100,000	$770,000	$2,310,000	$620,500	$1,861,500
Equity
Unvested Restricted Stock	-0-	1,531,620	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unvested Performance-Based Restricted Stock	-0-	2,618,842	-0-	440,421	-0-	1,106,881	-0-	1,170,386	-0-	1,089,645
Unvested Options(3)	-0-	185,693	-0-	37,438	-0-	26,522	-0-	26,522	-0-	23,402
Equity Total	-0-	4,336,154	-0-	477,859	-0-	1,113,403	-0-	1,196,908	-0-	1,113,047
Other Benefits
Health & Welfare	50,555	75,833	49,525	74,288	49,469	74,204	49,544	74,316	49,403	74,105
Outplacement	50,000	50,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Other Benefits Total	100,555	125,833	79,525	104,288	79,469	104,204	79,544	104,316	79,403	104,105
Total(4)	3,040,555	10,341,987	809,335	2,771,576	779,469	3,337,606	849,544	3,611,224	699,903	3,078,651

(1)
All values reflected in the table assume a termination date of December 31, 2011; and where applicable reflect the closing price of Covance stock on that day of $45.72. All amounts reflect the incremental value (excluding the value of retirement benefits upon termination, which are detailed in the table below) to each of the Named Executives in the event of a termination and do not include the value of any equity vested and earned prior to December 31, 2011. All values reflect (in the event of involuntary termination and change-in-control) the maximum incremental amount payable to each of the Named Executives in the event of such a termination on December 31, 2011. Except as set forth below in the SERP, and as described in the footnote of the Defined Benefit Plan Benefits table, no incremental value is payable to the Named Executives in the event of termination for cause or voluntary termination.

(2)
In addition to the cash severance noted, if a Named Executive other than the Chief Executive Officer has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay the Named Executive his or her salary for one additional year.

(3)
Represents the value of accelerated "in the money" stock options using the December 31, 2011 closing price of $45.72 of Covance Common Stock on the NYSE.

(4)
The Named Executives would also be entitled to the retirement plan benefits set forth in the table below.

 2011 Termination Scenarios—Defined Benefit Plan Benefits

Name	Plan Name	Voluntary For Cause or Without Cause ($)	Death ($)	Disability ($)	Change in Control ($)
Joseph L. Herring	Covance Supplemental Retirement Plan(1)	$5,241,224	$2,642,560	$6,781,891	$7,694,249
William E. Klitgaard	Covance Supplemental Retirement Plan(1)	1,962,691	990,574	2,309,725	2,880,538
Richard F. Cimino	Covance Supplemental Retirement Plan(1)	915,113	393,376	1,251,944	1,159,882
Deborah L. Tanner	Covance Supplemental Retirement Plan(1)	858,192	312,270	1,159,922	969,208
John E. Watson	Covance Supplemental Retirement Plan(1)	-0-	58,426	185,103	-0-

(1)
Voluntary Termination and Termination With or Without Cause. Once vested, Named Executives are eligible to receive benefits under the SERP. Benefits vest in the SERP upon attaining five years of service. Executives terminating employment shall receive their benefit in the form of a lump sum payment at the later of age 55 or at termination of employment, but in no event shall the distribution be made less than six months from such date or event. In 2007, amendments to the SERP were adopted in order to comply with Section 409A of the Internal Revenue Code. These amendments had an effective date of January 1, 2009. Prior to these amendments, the SERP permitted officers to elect actuarial equivalent joint and survivor annuity, even at a later point than six months after termination.

Messrs. Herring, Klitgaard and Cimino, and Ms. Tanner are fully vested in their SERP benefit. No benefits would be payable to Mr. Watson, as he was not vested as of December 31, 2011. Benefits shown for Mr. Cimino and Ms. Tanner are payable in the form of a lump sum payment at age 55. The benefit shown for Mr. Herring and Mr. Klitgaard is payable as a lump sum as of July 1, 2012.

Death. Death benefits are payable to the spouse of married participants as a lump sum payment as soon as administratively feasible after the participant's death. The lump sum shown is payable upon death and is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

Participants who are not married, but have surviving children are eligible for an immediate lump sum payment as soon as administratively feasible after the participant's death. The lump sum is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

No death benefits are payable to unmarried participants without surviving children.

Disability. Executives immediately vest in their accrued benefit upon becoming disabled. Benefits are payable in the form of a lump sum payment at the later of the executive's separation from service or 65. Benefits shown in the above table are payable at age 65.

Termination Due to a Change-In-Control. Upon an eligible termination of employment resulting from a change-in-control, payment under the SERP shall be a lump sum of the participant's enhanced SERP benefit payable six months from separation from service (July 1, 2012 for the amounts shown above). The enhanced benefit is calculated by providing the participant with an extra three years of service and three years of age under the SERP for purposes of both vesting in and determining the amount of benefits payable under the SERP.

The lump sum is based upon the reduced early retirement benefit if the executive satisfies the conditions for early retirement after applying the extra three years of age and service. If the executive does not satisfy the conditions for early retirement after adding the three extra years of age and service, the lump sum is based on the accrued benefit, deferred to age 55.

Termination and Change-in-Control Arrangements

        As reflected in the Termination Scenarios Table, pursuant to an agreement dated December 31, 2008 between Covance and Mr. Herring, Mr. Herring is entitled to (i) two times his annual base compensation, and (ii) annual cash incentive compensation for one year at his most recent target level in the event he is terminated for reasons other than cause. Mr. Herring is also entitled to two years continuation of health benefits. Covance has also entered into agreements which provide each of the Corporate Executive Vice Presidents and Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus annual cash incentive compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If a Corporate Executive Vice President or Corporate Senior Vice President has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay such officer his or her salary for one additional year. These payments would be made under Covance's normal payroll schedule. All such executive officers will also be entitled to health benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years. The agreements with the Corporate Executive Vice Presidents and Corporate Senior Vice Presidents expire February 21, 2015, subject to renewal as set forth in the agreements.

        Covance will also provide to Mr. Herring and the Corporate Executive Vice Presidents and Corporate Senior Vice Presidents, upon the termination of employment of such executive by Covance other than for cause, or a constructive termination (as defined in the agreements) during the twenty-four months following a change-in-control of Covance, compensation equal to (i) three times the officer's annual base salary in effect on the termination date, and (ii) three times the officer's annual cash incentive at the most recent target level. Such payments shall be made in a lump sum. In addition, such officers will be entitled to (i) an additional three years of service and age credit for the SERP, (ii) immediate vesting of all unvested stock options and restricted stock, and (iii) participation in Covance's health and benefit plans for a period of up to three years. A "change-in-control" is defined in the agreements to include the following: the acquisition by a person of stock of the Company that, together with stock already held by such person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; the acquisition by a person during a twelve month period of 30% or more of the voting stock of Covance; a majority of the members of the Board is replaced during any 12 month period; or, the acquisition by any person of assets from the Company equal to or more than 40% of the total gross fair market value of the Company's assets.

PROPOSAL TWO
Advisory Vote on Executive Compensation

        The Company is providing its Shareholders with the opportunity to cast an advisory vote on the compensation of the Named Executives set forth in this Proxy Statement.

        As described in the "Executive Compensation—Compensation Discussion and Analysis" above, the Company's executive compensation programs are designed to attract, motivate, and retain its Named Executives, who are critical to Covance's success. The Company seeks to accomplish this by rewarding performance and by providing forms of compensation that align executive officers' interests with Shareholders' long-term interests. As described in the Compensation Discussion and Analysis, the Company emphasizes variable compensation, in particular equity compensation including performance-based equity compensation, to ensure such alignment. Please read the "Compensation Discussion and Analysis" section for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our Named Executives.

        The Compensation Committee continually reviews the compensation programs for the Company's Named Executives to ensure they achieve the desired goals of aligning our executive compensation structure with the Company's Shareholders' interests and current market practices.

        The following proposal, commonly known as a "say-on-pay" proposal, provides Shareholders the opportunity to express their views on the Company's executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board's policies and practices described herein. Accordingly, the Board asks the Shareholders to vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that Covance Shareholders approve, on an advisory basis, the compensation of the Named Executives, as set forth in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        This say-on-pay vote is advisory, and therefore not binding on the Company. The Board of Directors and the Compensation Committee value the opinions of the Shareholders and will consider the outcome of this vote when making future compensation decisions for executive officers.

        The Board of Directors recommends that each Shareholder vote FOR the approval of the compensation of the Named Executives, set forth in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

 PROPOSAL THREE
Approval of the Non-Employee Directors Deferred Stock Plan

        The Company is seeking Shareholder approval of the Non-Employee Directors Deferred Stock Plan ("Directors Deferred Stock Plan" or the "Plan") which has been approved by the Board of Directors. Effective upon the approval of the Directors Deferred Stock Plan, the Directors Restricted Unit Plan shall be terminated and no further grants shall be permitted under the Directors Restricted Unit Plan. If approved by the Shareholders, the Directors Deferred Stock Plan will be effective on May 8, 2012 and will expire on May 7, 2022. Under the Directors Deferred Stock Plan, each non-employee Director of the Company shall receive an annual grant ("Annual Award") of deferred stock in an amount determined by the Board of Directors. The Plan is being proposed because the Board believes that the granting of Common Stock promotes a commonality of interests between Directors and Shareholders and helps the Company attract and retain highly qualified Directors.

        If the Directors Deferred Stock Plan is approved at the Annual Meeting and the Company subsequently wishes to amend the Directors Deferred Stock Plan to increase the number of shares of Common Stock available for awards under the Directors Deferred Stock Plan or if Shareholder approval is required by law or stock exchange rule, an additional approval of the Shareholders of the Company would be required.

        The following is a summary of the proposed features of the Directors Deferred Stock Plan, which is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix A.

        Administration and Implementation of the Plan.    The Plan shall be administered by the full Board of Directors of the Company. Any action of the Board in administering the Plan shall be final, conclusive and binding on all persons, including the Company, the participants, persons claiming rights from or through participants and Shareholders of the Company. Subject to the provisions of the Plan, the Board shall have full and final authority in its discretion to (i) determine the number of Shares to which an award will relate, the terms and conditions of any award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability and settlement of an award and waivers or accelerations thereof, based in each case on such considerations as the Board shall determine) and all other matters to be determined in connection with an award; (ii) correct any defect or supply any omission or reconcile any inconsistency in the Plan or award agreements, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan and award agreement as it may deem necessary or advisable; (iii) construe and interpret the Plan and award agreements; and (iv) make all other determinations as it may deem necessary or advisable for the administration of the Plan and award agreements.

        Awards.    Under the Plan, each non-employee Director shall receive an Annual Award of Deferred Stock in such amount and on such date as the Board may determine provided that no Annual Award shall exceed 6,000 Shares. The Annual Award with respect to any fiscal year of the Company shall cover the same number of shares, and shall be subject to the same terms and conditions, for each non-employee Director. Any person who becomes a non-employee Director on a date on which an Annual Award is not granted shall receive an award on the date such person becomes a non-employee Director in an amount equal to the product of (x) the number of months from the date such person becomes a non-employee Director to the first anniversary of the grant date of the immediately preceding Annual Award, divided by twelve (12), multiplied by (y) the number of Shares underlying the immediately preceding Annual Award.

        Each award represents the right to receive, at the end of the specified restriction period (or, if elected by the participant in accordance with the terms of the Plan, at the end of a specified deferral period) one share of Common Stock. The right of any participant in respect of an award shall be no greater than the right of any unsecured general creditor of the Company. Each award agreement shall specify the duration of the restriction period and the conditions under which the award may be forfeited to the Company. Unless otherwise specified in an award agreement, the restriction period applicable to each award shall lapse on the first anniversary of the date of grant, provided that the participant has not incurred a separation of service from the Company. Unvested awards shall be forfeited upon a separation of service from the Company except where the separation is due to death, disability or retirement with the consent of the Company, in which case the award shall immediately vest. Vested awards shall be settled in shares of Common Stock within 30 days of the date of vesting unless the non-employee Director has elected to defer the settlement date as set forth in the Plan.

        Change-in-Control.    Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a change-in-control, as defined in the Plan, all outstanding and unvested awards shall become immediately vested and all outstanding awards shall be immediately settled.

        Shares Available.    Subject to adjustment as provided in the Plan, the total number of Shares available for awards under the Plan shall be 200,000. Shares awarded under the Plan may be reserved or made available from the Company's authorized and unissued shares or from shares held in the treasury.

        Deferral of Shares.    A non-employee Director may elect to defer receipt of shares of Common Stock under the Plan. All deferral elections must be made in accordance with the terms of the Plan and any rules or procedures established by the Board of Directors.

        Taxes.    Each participant must make appropriate arrangement for the payment of any taxes relating to an award granted hereunder. The Company is authorized to withhold from any payment relating to an award under the Plan, amounts of withholding and other taxes due in connection with any transaction involving an award, and to take such other action as the Board may deem advisable to enable the Company and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award.

        U.S. Federal Income Tax Consequences.    The following is a general description of the U.S. federal income tax consequences of awards granted under the Plan. This summary does not address any state, local, foreign or other non-federal income tax consequences associated with the Plan. This discussion is intended for the information of Shareholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Plan. Participants in the Plan should consult their own tax advisors to determine the tax consequences to them based on their own particular circumstances.

        Upon the grant of an award, assuming the non-employee Director does not elect to defer receipt of the shares, no income is recognized by the non-employee Director, and the Company is not allowed a deduction at that time. When the award vests and is no longer subject to a substantial risk of forfeiture for federal income tax purposes, the non-employee Director recognizes taxable ordinary income in an amount equal to the fair market value at the time of vesting of the shares received by the non-employee Director and the Company is entitled to a corresponding deduction at that time. Stock that is deferred by a non-employee Director under the Plan will be taxed as ordinary compensation upon receipt by the non-employee Director and the Company is entitled to a corresponding deduction at that time.

        Awards made under the Plan, including awards granted under the Plan that are considered to be deferred compensation for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), must satisfy the requirements of Section 409A to avoid adverse tax consequences to recipients, which could include the inclusion of amounts not payable currently in income, and an excise tax of 20% tax on any amount included in income and interest. The Company intends to structure any awards under the Plan such that the requirements under Section 409A are either satisfied or are not applicable to such awards.

        Certain Interests of Directors.    In considering the recommendation of the Board with respect to the Plan, Shareholders should be aware that members of the Board have interests that present them with conflicts of interest in connection with this proposal to approve the Plan, as non-employee Directors would be eligible for the grant of awards under the Plan. However, the Board believes that approval of the Plan will advance the interests of the Company and its Shareholders by encouraging non-employee Directors to make significant contributions to the long-term success of the Company and attracting future non-employee Directors.

        Options and Restricted Shares Outstanding.    As of February 28, 2012, there were 4,870,855 shares issuable upon exercise of outstanding options, warrants and rights under the 2010 Employee Equity Participation Plan (the "2010 Plan") and there were 116,400 shares issuable upon exercise of outstanding options, warrants and rights under the 2008 Directors Stock Option Plan (the "2008 DSOP"). As of February 28, 2012, there were 1,281,574 unvested performance shares and restricted stock awards outstanding. Effective 2012, no further grants of options shall be permitted under the 2008 DSOP as the plan has been terminated. As of February 28, 2012, there were 2,105,927 shares available for grant under the 2010 Plan and no shares available under the 2008 DSOP. Any shares granted as awards other than options or stock appreciation rights under the 2010 Plan shall be counted against the reserve as one and seventy-four hundredths (1.74) shares for every one share granted. As of February 28, 2012, there were 749,691 shares issuable upon exercise of outstanding options, warrants and rights under the 2002 Employee Stock Option Plan (the "2002 ESOP") with a weighted average exercise price of $41.59 per share and a weighted average remaining term of 2.9 years. No additional shares are available for grant under the 2002 ESOP. As of February 28, 2012, outstanding options in the aggregate had a weighted average exercise price of $50.80 per share and a weighted average remaining term of 7.2 years.

        The Company encourages interested persons to review the complete text of the Directors Deferred Stock Plan which is attached to this Proxy Statement as Appendix A hereto and is available on the Company's website at www.covance.com. This description of the Plan is qualified in its entirety by the Plan attached as Appendix A hereto. The Directors Deferred Stock Plan may also be obtained by writing to Covance Inc., Office of the Secretary, 210 Carnegie Center, Princeton, NJ 08540.

        The Board of Directors recommends that Shareholders vote FOR the proposal to approve the Non-Employee Directors Deferred Stock Plan.

        Approval of the Non-Employee Directors Deferred Stock Plan requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the meeting.

        New Plan Benefits.    No awards have been made pursuant to the Non-Employee Directors Deferred Stock Plan and the Company cannot now determine the number of awards to be granted under the Plan to any Director.

 Equity Compensation Plan Information
As of December 31, 2011

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	3,127,476	(1)	$53.38	4,395,093	(2)
Equity compensation plans not approved by security holders	755,725	(3)	$41.71	-0-
TOTAL	3,883,201	(4)	$51.11	4,395,093

(1)
As of February 28, 2012, there were 4,870,855 shares issuable upon exercise of outstanding options, warrants and rights under the 2010 Employee Equity Participation Plan (the "2010 Plan") and there were 116,400 shares issuable upon exercise of outstanding options, warrants and rights under the 2008 Directors Stock Option Plan (the "2008 DSOP"). As of February 28, 2012, there were 1,281,574 unvested performance shares and restricted stock awards outstanding. Effective 2012, no further grants of options shall be permitted under the 2008 DSOP as the plan has been terminated.

(2)
As of February 28, 2012, there were 2,105,927 shares available for grant under the 2010 Plan and no shares available under the 2008 DSOP. Any shares granted as awards other than options or stock appreciation rights under the 2010 Plan shall be counted against the reserve as one and seventy-four hundredths (1.74) shares for every one share granted.

(3)
As of February 28, 2012, there were 749,691 shares issuable upon exercise of outstanding options, warrants and rights under the 2002 Employee Stock Option Plan (the "2002 ESOP") with a weighted average exercise price of $41.59 per share and a weighted average remaining term of 2.9 years. No additional shares are available for grant under the 2002 ESOP.

(4)
As of February 28, 2012, outstanding options in the aggregate had a weighted average exercise price of $50.80 per share and a weighted average remaining term of 7.2 years.

        At March 14, 2012, the record date for the Company's Annual Meeting of Shareholders, there were 56,908,892 shares of common stock of the Company issued and outstanding.

PROPOSAL FOUR
Ratification of the Appointment of
Independent Registered Public Accounting Firm

        Our Audit Committee, pursuant to its charter, has appointed E&Y as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries and the Company's effectiveness of internal control over financial reporting for the year ending December 31, 2012.

        While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and our Board of Directors are requesting, as a matter of policy, that the Shareholders ratify the appointment of E&Y as the Company's principal independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the Shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for Shareholder rejection and may consider whether to retain E&Y or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the

Company and its Shareholders. The Audit Committee oversees the performance of E&Y and would apply knowledge gained from this oversight in exercising this discretion.

        E&Y has served as independent auditors to the Company since 2001. E&Y's long-term knowledge of the Company has enabled it to perform its audits with effectiveness and efficiency.

        A representative of E&Y is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The Board of Directors recommends that Shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012.

 PROPOSAL FIVE
Shareholder Proposal

        The below resolution is sponsored by People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, VA 23510.

Correct Animal Welfare Problems

        RESOLVED, that the Board issue an annual report to Shareholders on the measures it is taking to correct and prevent further U.S. Department of Agriculture (USDA) citations for violations of animal protection laws and regulations, and on the steps it is taking to ensure compliance with basic animal welfare considerations in our Company's use of animals.

Supporting Statement

        In 2010, Covance used more than 36,000 animals-including 6,014 dogs, 7,177 monkeys, 20,880 rabbits, and hundreds of pigs, goats, sheep, horses, guinea pigs, and other animals. More than 6,000 of these animals were used in painful experiments and 230 were given no pain relief whatsoever. These figures do not include vast numbers of other animals who are most commonly used in experiments and, though not legally required to be counted, suffer as well.

        Covance has a history of egregious animal welfare violations. An undercover investigation of Covance conducted by People for the Ethical Treatment of Animals in 2004/2005 documented on video employees abusing primates, striking them, and throwing them against cages. Primates circled frantically in their cages, pulled out their hair, and chewed at their own flesh.1 As a result, the government cited and fined Covance for numerous serious violations of federal laws.2

        Animals continue to suffer abuse and neglect at Covance. Recent federal inspections of Covance facilities reveal inadequate veterinary care for dogs and primates, inadequate enrichment for primates, sanitation problems, unsafe animal housing, failure to provide sufficient water supply, improper care of animals during cage cleaning, and oversight failures by our Company's Institutional Animal Care and Use Committee—the very body delegated to ensure compliance with all regulations.3

        The violations in 2009, 2010, and 2011 include, among others, the following:

  •
  Federal inspectors found that a primate's leg became trapped in his cage, leaving him unable to reach food or water, yet employees failed to notice his plight for days. Nearly a year later, inspectors found that primate cages were still unsafe and could "result in entrapment or animal injury."

(1)
http://www.covancecruelty.com/videos.asp

(2)
http://www.mediapeta.com/peta/pdf/Covance_USDA_Settlement.pdf

(3)
http://acissearch.aphis.usda.gov/LPASearch/faces/LPASearch.jspx

  •
  Federal inspectors found that outdoor cages were so woefully inadequate that monkeys suffered from frostbite each winter in frigid weather.

  •
  Covance neglected to provide enrichment for primates so traumatized by laboratory life that they exhibited abnormal behavior. A federal inspector witnessed a monkey in so much distress that he ceaselessly paced in backward circles in his cage.

  •
  Federal inspectors found dogs suffering from painful dental disease.

        These violations contradict our Company's claim that it treats "animals with the respect that they deserve" and works to "reduce discomfort or stress to animals" in its care.

        Animals in laboratories experience pain, fear, and stress. They spend their lives in unnatural settings, caged and deprived of companionship, are subjected to painful procedures, and are ultimately killed. They should not also be subjected to outright abuse and neglect.

        We urge shareholders to vote FOR this socially and ethically important public policy proposal.

The Board of Directors recommends that the Shareholders vote AGAINST this proposal.

        This proposal is not in the interests of the Shareholders for these reasons:

  1.
  Covance already has a strong commitment to animal welfare.

  2.
  PETA's statement in support of its proposal is grossly inaccurate and misleading.

  3.
  Covance believes that this proposal is merely an attempt to advance PETA's extreme political agenda of eliminating all medical research involving animals, even in life-saving circumstances or circumstances that benefit animals themselves and to harm Covance's business.

        Accordingly, the proposal would do nothing to advance animal welfare and would merely imply support of an extremist political agenda that is not in the interests of the Shareholders.

        First, Covance has a strong and long-standing commitment to animal welfare. Animal testing is highly regulated by federal agencies such as the USDA APHIS and the Food and Drug Administration ("FDA") under the U.S. Animal Welfare Act and under similar rules (in some cases, even more stringent) in other countries where Covance has animal research facilities. As stated in Covance's Code of Respect for Animals in Research and Development: "As one of the world's leading providers of preclinical drug development services and other services to advance safety, we accept both the legal and the moral obligation to be a leader in assuring that animals in our care are treated in accordance with all applicable rules and with high standards of respect and compassion." Covance's entire Code of Respect for Animals is available on our website at www.covance.com. All Covance animal research facilities have veterinarians and other staff committed to assuring animal welfare, and the Company has a strong record for many years of both compliance with applicable law and regulation and utilization of enrichment activities for animals that go beyond applicable rules. Also, all Covance animal research facilities worldwide are accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC), a recognized independent accreditation authority overseeing animal care.

        Second, PETA's supporting statement is grossly inaccurate and misleading. For instance, with respect to PETA's allegation that Covance neglected to provide primate enrichment, the inspector's report noted that the primate in question was in fact being provided enrichment noting that "the records indicate that the monkey was provided a variety of environmental enrichments." PETA also claims that dogs were "suffering from painful dental disease." While Covance takes the dental health of its dogs seriously, it should be noted that the "dental disease" observed was "mild/moderate plaque/calculus" and "mild/moderate gingival/periodontal disease," which is found in 50% of American adult male humans, and that there was no evidence that the animals actually experienced discomfort.

        Covance's preclinical drug development facilities are regularly inspected by the USDA APHIS as part of its regular practice applied to all animal research facilities. Covance's US animal facilities have been inspected at least 50 times from 2009 through 2011 with the vast majority of these inspections resulting in no findings of noncompliance. Covance further strongly disagrees with PETA's description of the findings it does reference. Of course, in a company with more than 10,000 employees, errors can be made on occasion, but Covance has a strong record on continuous improvement, of disciplinary action when appropriate for a failure in animal care, and of correcting any problems as evidenced by Covance's very strong inspection record.

        Third, PETA's proposal is designed to advance a political agenda that is diametrically opposed to the interests of the Company, its Shareholders and to the overall good of the public. PETA's goal is the complete and immediate abolition of all medical tests and research involving animals. In the words of PETA's founder and President, any medical research on animals is "totally immoral."4 She has also said: "Even if animal tests produced a cure for AIDS, we'd be against it."5 Covance does not believe that most Shareholders or other members of the public agree with these views. Animal research in drug development is required by legal regulation and is ethically appropriate before new medicines are tested on human beings. The result is life-saving new medicines that benefit both humans and animals, and Covance is proud that this research is an important part of our business model.

        PETA opposes the use of animals for virtually all purposes. PETA is against eating meat, drinking milk, wearing leather or wool, visiting zoos, owning pets and keeping fish in aquariums. The founder and President of PETA has said "Pet ownership is an absolutely abysmal situation brought about by human manipulation"6 and "If anybody wonders about—what's this with all these reforms—you can hear us clearly. Our goal is total animal liberation."7 We are confident that these extreme views and the values underpinning them are not shared by our Shareholders. These values fuel PETA's and others in the radical animal rights movement's war on all companies and people who utilize animals in any manner.

        PETA has a history of targeting Covance in an effort to harm the Company and its Shareholders. For example, in 2004, PETA had an operative gain employment at a Covance facility under false pretense in order to gain confidential information about Covance in violation of the employee's confidentiality agreement. Covance filed a successful lawsuit against PETA and the operative, which concluded with PETA agreeing to forego further infiltration of Covance and to a court order confirming this bar on infiltration by the Circuit Court for the County of Fairfax, Virginia. In 2009 and 2011, PETA sponsored Shareholder proposals similar to this proposal, which proposals were resoundingly defeated by Covance's Shareholders. PETA's Shareholder proposal is just another step in PETA's ongoing effort to attempt to harm Covance in particular and life-saving medical research in general.

        After careful consideration, your Board of Directors recommends a vote AGAINST this proposal.

 PROPOSALS OF SHAREHOLDERS
FOR 2013 ANNUAL MEETING

        Proposals submitted by Shareholders for inclusion in the Proxy Statement for the 2013 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 28, 2012. Please address your proposals to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate

(4)
ABC News Program "20/20" (February 7, 2003).

(5)
Vogue Magazine (September 1, 1989).

(6)
Harpers (April 1, 1988).

(7)
"Animal Rights 2002" convention (June 30, 2002).

Directors for election, or present other business before the Shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after February 7, 2013, and not before January 8, 2013. If the Annual Meeting of 2013 is advanced by more than 30 days or delayed by more than 60 days from May 8, 2013, the anniversary date of this year's Annual Meeting, you must send notice not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

OTHER INFORMATION

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Directors, present and former officers and other employees of Covance may solicit proxies by telephone, facsimile or mail, or by meetings with Shareholders or their representatives. Covance will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. Covance has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $12,000, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by Covance.

        A copy of Covance's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2011, as filed with the SEC is posted on Covance's website at www.covance.com and is also available without charge upon written request to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233.

                      By Order of the Board of Directors

                      James W. Lovett
                      Corporate Senior Vice President,
                      General Counsel and Secretary

Dated: March 27, 2012

        SHAREHOLDERS ARE URGED TO VOTE THROUGH THE INTERNET OR BY TELEPHONE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A REGISTERED SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

 Appendix A

COVANCE INC.
NON-EMPLOYEE DIRECTORS DEFERRED STOCK PLAN

        Section 1.    Purpose of the Plan.    The purpose of the Covance Inc. Non-Employee Directors Deferred Stock Plan (the "Plan") is to assist the Company in attracting and retaining valued Non-Employee Directors by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's stock by such Non-Employee Directors.

        Section 2.    Definitions.    As used herein, the following definitions shall apply:

          2.1.  "1934 Act" means the Securities Exchange Act of 1934, as amended.

          2.2.  "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the general rules and regulations under the 1934 Act.

          2.3.  "Award" means the grant of Deferred Stock under the Plan.

          2.4.  "Award Agreement" means the written agreement, instrument or document evidencing an Award.

          2.5.  "Board" means the Board of Directors of the Company.

          2.6.  "Change-in-Control" means, unless otherwise provided in an Award Agreement:

            (a)   the acquisition in one or more transactions by any "person" (as such term is used for purposes of Section 13(d) or Section 14(d) of the 1934 Act) but excluding, for this purpose, (i) the Company or its Subsidiaries or (ii) any employee benefit plan of the Company or its Subsidiaries, of "beneficial ownership" (within the meaning of Rule 13d-3 under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities");

            (b)   the consummation of a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation;

            (c)   a change in the composition of the Board such that the individuals who as of any date constitute the Board (the "Incumbent Board") cease to constitute a majority of the Board at any time during the 12-month period immediately following such date; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change-in-Control, and after any such reduction the "Incumbent Board" shall mean the Board as so reduced; or

            (d)   the acquisition by any "person" (as such term is used for purposes of Section 13(d) or Section 14(d) of the 1934 Act) in a single transaction or in a series of related transactions occurring during any period of twelve (12) consecutive months, of assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

    Notwithstanding the foregoing, a transaction will not be treated as a Change-in-Control unless such transaction constitutes a "change in the ownership," a "change in the effective control" or a

    "change in ownership of a substantial portion of the assets," in each case, of the Company, within the meaning of Code Section 409A.

          2.7.  "Code" means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder or any successor body of laws, rules and regulations.

          2.8.  "Company" means Covance Inc., a Delaware corporation, or any successor corporation.

          2.9.  "Deferred Stock" means Shares that will be granted under the Plan at the end of a vesting or deferral period.

          2.10.  "Disability" means, unless otherwise provided in an Award Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          2.11.  "Effective Date" means the date that the Plan is approved by the shareholders of the Company.

          2.12.  "Fair Market Value" as of any date means the closing selling price of the Shares on the New York Stock Exchange Composite Tape on such date, or, if there were no sales on such date, the average of the closing selling prices on the New York Stock Exchange Composite Tape on the first trading day before, and the first trading day after, such date.

          2.13.  "Non-Employee Director" means a member of the Board who is not an employee of the Company or any of its Subsidiaries or Affiliates.

          2.14.  "Participant" means any Non-Employee Director who has been granted an Award under the Plan.

          2.15.  "Person" means an individual, corporation, partnership, association, limited liability company, estate or other entity.

          2.16.  "Restriction Period" means the period during which an Award is subject to forfeiture.

          2.17.  "Retirement" means a Participant's voluntary Termination of Service with the consent of the Board on or after the date on which the sum of the Participant's age and full years of service with the Company (as determined in good faith by the Board) equals or exceeds 70.

          2.18.  "Securities Act" means the Securities Act of 1933, as amended.

          2.19.  "Shares" means the common stock of the Company, par value $0.01 per share.

          2.20.  "Subsidiary" means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company

          2.21.  "Termination of Service" means a Participant's "separation from service" with the Company within the meaning of Code Section 409A.

        Section 3.    Eligibility.

          3.1.    General.    All Non-Employee Directors shall be eligible to receive an Award under the Plan as provided in this Section 3.

          3.2.    Annual Awards.    Each Non-Employee Director shall receive an annual grant of Deferred Stock in such amount and on such date as the Board may determine (the "Annual Award"). The Annual Award with respect to any fiscal year of the Company shall cover the same number of Shares, and shall be subject to the same terms and conditions, for each Non-Employee Director; provided, however, that in no event shall an Annual Award to any one Non-Employee Director exceed 6,000 Shares.

          3.3.    Initial Awards.    Any Person who becomes a Non-Employee Director on a date on which an Annual Award is not granted shall receive an Award (an "Initial Award") on the date such Person becomes a Non-Employee Director in an amount equal to the product of (x) the number of months from the date such Person becomes a Non-Employee Director to the first anniversary of the grant date of the immediately preceding Annual Award, divided by twelve (12), multiplied by (y) the number of Shares underlying the immediately preceding Annual Award (rounded down to the closest number of full Shares).

        Section 4.    Administration and Implementation of the Plan.

          4.1.  The Plan shall be administered by the full Board. Any action of the Board in administering the Plan shall be final, conclusive and binding on all Persons, including the Company, the Participants, Persons claiming rights from or through Participants and shareholders of the Company.

          4.2.  Subject to the provisions of the Plan, the Board shall have full and final authority in its discretion to (i) determine the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability and settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Board shall determine) and all other matters to be determined in connection with an Award; (ii) correct any defect or supply any omission or reconcile any inconsistency in the Plan or Award Agreements, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan and Award Agreement as it may deem necessary or advisable; (iii) construe and interpret the Plan and Award Agreements; and (iv) make all other determinations as it may deem necessary or advisable for the administration of the Plan and Award Agreements.

        Section 5.    Shares Subject to the Plan.

          5.1.  Subject to adjustment as provided in the Plan, the total number of Shares available for Awards under the Plan shall be 200,000. Any Shares tendered by a Participant in payment of the tax liability with respect to an Award, including Shares withheld from any such Award, shall not be available for future Awards hereunder. Shares awarded under the Plan may be reserved or made available from the Company's authorized and unissued Shares or from Shares reacquired (through open market transactions or otherwise) and held in the Company's treasury.

          5.2.  If any Shares subject to an Award under the Plan are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of Shares to the Participant, any Shares counted against the number of Shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Board may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

        Section 6.    Awards.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Board may impose on any Award or the settlement thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Board shall determine (provided that, in any case, any such action is permitted under Code Section 409A). Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

          6.1.    General.    Each Deferred Stock Award represents the right to receive, at the end of the specified Restriction Period (or, if elected by the Participant in accordance with the terms of the Plan, at the end of a specified deferral period) one Share. The right of any Participant in respect of an Award shall be no greater than the right of any unsecured general creditor of the Company.

          6.2.    Restriction Period.    Each Award Agreement shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company. Unless otherwise specified in the Plan or an Award Agreement, the Restriction Period applicable to each Award shall lapse on the first anniversary of the date that such Award was granted, provided that the Participant has not incurred a Termination of Service prior to such date.

          6.3.    Termination of Service.    Upon a Participant's Termination of Service for any reason other than death, Disability or Retirement, the unvested portion of each Award shall be forfeited with no consideration due to the Participant. Upon a Participant's Termination of Service due to death, Disability or Retirement, all unvested Awards shall immediately become vested and shall be settled as provided below, provided, however, that notwithstanding anything contained in this Section 6.3 to the contrary, with respect to Awards granted in 2012, such Awards to the extent unvested, shall terminate upon the Participant's Termination of Service for Retirement.

          6.4.    Settlement.    The vested portion of each Award shall be settled in Shares within thirty (30) days after the date of vesting; provided, however, that each Participant may elect to defer the settlement date of an Award beyond the vesting date in accordance with this Section and any other rules and procedures established by the Board from time to time. In the event that a Participant so elects to defer the settlement date of an Award, such Award (to the extent vested) shall be settled in Shares on the date so elected by the Participant.

          6.5.    Deferral Elections.    An initial election to defer settlement of an Award must be made (i) in the year before the Award is granted, (ii) within thirty (30) days after initial eligibility under the Plan (as determined in accordance with the plan aggregation rules under Code Section 409A), provided that such election shall apply only to the portion of the Award attributable to services performed after such election is made or (iii) before the date of grant, but only if (x) the Participant must continue to provide services for a period of at least twelve (12) months from the date of grant in order to avoid forfeiture of any portion of the Award, (y) the deferral election is made at least twelve (12) months before any portion of the Award is scheduled to vest and (z) such Participant will not be eligible for Retirement vesting with respect to the applicable award within twelve (12) months after the date on which such Award is granted. A Participant may elect to re-defer the settlement of an Award, provided such election (i) does not take effect until twelve (12) months after the date it is made, (ii) defers settlement of the portion of such Award to which such election relates to a date that is at least five (5) years after the date such portion of such Award was previously scheduled to be settled and (iii) is made at least twelve (12) months before the portion of such Award to which such election relates is scheduled to be settled.

          6.6.    Shareholder Rights.    Nothing contained in the Plan shall be construed to give any Participant rights as a shareholder with respect to any Award (including, without limitation, any voting, dividend or derivative or other similar rights) until such Participant receives Shares in settlement thereof. Notwithstanding the foregoing, in the event that any dividends are paid on Shares during the Restriction Period or any deferral period, the Participant shall receive a number of additional shares of Deferred Stock equal to the quotient obtained by dividing (i) the product of (x) the number of shares of Deferred Stock then credited to such Participant and (y) the per Share dividend amount by (ii) the Fair Market Value of one Share on the date that such dividends are paid. Such additional shares of Deferred Stock shall be subject to the same forfeiture restrictions and deferral elections as the shares of Deferred Stock on which they were granted.

        Section 7.    Change-in-Control.    Notwithstanding any provision in the Plan or a deferral election to the contrary, upon the occurrence of a Change-in-Control, all outstanding and unvested Awards shall become immediately vested and all outstanding Awards shall be immediately settled (in cash, Shares, or such other property as the Company or its shareholders will receive in such Change-in-Control (and in the same proportions thereof)).

        Section 8.    Adjustments upon Changes in Capitalization.

          8.1.  In the event that the Board shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Board shall proportionately and equitably adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issuable in respect of outstanding Awards and (iii) the aggregate number and kind of Shares available under the Plan or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that each adjustment shall be made in a manner that does not violate Code Section 409A to the extent applicable.

          8.2.  In addition, the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 8.1) affecting the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, all adjustments shall be made in a manner that does not violate Code Section 409A to the extent applicable.

        Section 9.    Termination and Amendment.

          9.1.  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company's shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders if (i) such action would increase the number of Shares subject to the Plan or (ii) such shareholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company's shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such modification is necessary to avoid the additional tax described in Section 409A of the Code.

          9.2.  The Board may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award unless such modification is necessary to avoid the additional tax described in Section 409A of the Code.

        Section 10.    No Right to Service.    Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company.

        Section 11.    Taxes.    Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Board may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

        Section 12.    Limits on Transferability; Beneficiaries.    No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution. A Participant may, in the manner established by the Board, designate a beneficiary (which may be a natural person or a trust) to receive any distribution with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Board, and to any additional restrictions deemed necessary or appropriate by the Board.

        Section 13.    Securities Law Requirements.    No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Shares under any state or federal law, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion.

        Section 14.    Code Section 409A.    The Plan and all Award Agreements are intended to comply with, or be exempt from, Code Section 409A, and shall be interpreted in a manner consistent therewith; provided, however, that neither the Company nor any member of the Board, shall have any liability to Participants or any other Person if any Award is not exempt from or compliant with Code Section 409A. In the event that a Participant is a "specified employee" within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant's Termination of Service, then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant's Termination of Service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant on the earlier of (i) the first business day of the seventh (7th) month following such Participant's Termination of Service or (ii) the tenth (10th) business day following such Participant's death.

        Section 15.    Termination.    Unless earlier terminated, the Plan shall terminate on the 10th anniversary of its approval by the Board, and no Awards under the Plan shall thereafter be granted.

        Section 16.    Fractional Shares.    The Company will not be required to issue any fractional Shares pursuant to the Plan. The Board may provide for the elimination of fractions and settlement of such fractional Shares in cash.

        Section 17.    Discretion.    In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Board may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Board alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Non-Employee Director, the Company, any shareholder or any other Person.

        Section 18.    Governing Law.    The validity and construction of the Plan and any Award Agreement entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

        Section 19.    Effective Date.    The Plan shall become effective upon the Effective Date.

Vote by Internet • Go to www.envisionreports.com/CVD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website www.envisionreports.com/CVD Step 1: Go to www.envisionreports.com/CVD to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Shareholder Meeting Notice 01FIXB + + Important Notice Regarding the Availability of Proxy Materials for the Covance Inc. Shareholder Meeting to Be Held on May 8, 2012 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: : Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 25, 2012 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/CVD. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials Covance Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 25, 2012. . Shareholder Meeting Notice Covance Inc.’s 2012 Annual Meeting of Shareholders will be held on May 8, 2012 at 8 a.m., local time at The Princeton Marriott Hotel, 100 College Road East, Princeton, New Jersey. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR ALL nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5: 1. Election of Directors: Robert Barchi, M.D., Ph.D. and Joseph C. Scodari 2. Advisory approval of the Company’s executive compensation. 3. Approval of the Non-Employee Directors Deferred Stock Plan. 4. Ratification of Appointment of Ernst & Young LLC for the fiscal year 2012. 5. Shareholder Proposal submitted by PETA to require annual reports by the Board of Directors pertaining to citations under the Animal Welfare Act. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 01FIXB

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01FIVB 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + 1. Nominees: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Robert Barchi, M.D., Ph.D. 02 - Joseph C. Scodari 4. Ratification of Appointment of Ernst & Young LLC for the fiscal year 2012. For Against Abstain For Against Abstain 2. Advisory approval of the Company’s executive compensation. B Proposals A The Board of Directors recommends a vote FOR ALL nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5. Election of Directors The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote FOR Proposal 3. The Board of Directors recommends a vote FOR Proposal 4. The Board of Directors recommends a vote AGAINST Proposal 5. IMPORTANT ANNUAL MEETING INFORMATION 3. Approval of the Non-Employee Directors Deferred Stock Plan. 5. Shareholder Proposal submitted by PETA to require annual reports by the Board of Directors pertaining to citations under the Animal Welfare Act. For Against Abstain For Against Abstain NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1 3 6 1 7 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 MMMMMMM 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., local time, on May 8, 2012. Vote by Internet • Go to www.envisionreports.com/CVD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 8, 2012 The undersigned appoints Joseph L. Herring, William E. Klitgaard and James W. Lovett proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Tuesday, May 8, 2012 at 8:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. This proxy will also authorize the above individuals to utilize their discretion in voting on other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. (Continued and to be signed on reverse side.) . PROXY — COVANCE INC. Admission to the Annual Meeting will be on a first-come, first-served basis. You may obtain the Annual Meeting ticket by writing to: Secretary, Covance Inc., 210 Carnegie Center, Princeton, NJ 08540 Covance Inc. 2012 Annual Meeting of Shareholders May 8, 2012, 8 a.m., local time The Princeton Marriott Hotel 100 College Road East Princeton, New Jersey AN ADMISSION TICKET AND GOVERNMENT ISSUED PICTURE IDENTIFICATION WILL BE REQUIRED TO ATTEND THE MEETING. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

QuickLinks

PROXY STATEMENT
2012 Annual Meeting of Shareholders May 8, 2012
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 8, 2012
The Proxy Statement and the Annual Report are available for viewing at http://www.edocumentview.com/CVD .
General Information
PROPOSAL ONE Election of Class III Directors
Stock Ownership of Directors, Executive Officers and Certain Shareholders
CORPORATE GOVERNANCE The Board of Directors and its Committees
Director Independence
COMMITTEES OF THE BOARD
Audit and Finance Committee
Compensation and Organization Committee
Corporate Governance Committee
Related Party Transactions
Board Nomination Process
Contacting the Board of Directors
Website Access to Covance Corporate Governance Documents
DIRECTOR COMPENSATION
2011 Director Compensation Table
Report of the Audit and Finance Committee
PRINCIPAL ACCOUNTANT FEES AND SERVICES
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Executive Officer Corporate Bonus Pool
Performance Share Outcomes (including adjustments)
Report of the Compensation and Organization Committee on Executive Compensation
GAAP to Pro Forma Reconciliation
EXECUTIVE COMPENSATION TABLES
2011 Summary Compensation Table
2011 Grants of Plan-Based Awards Table
2011 Outstanding Equity Awards at Fiscal Year-end Table
2011 Option Exercises & Stock Vested Table
2011 Pension Benefits Table
Covance Inc. Supplemental Executive Retirement Plan Assumptions
2011 Non-Qualified Deferred Compensation Table
2011 Termination Scenarios
2011 Termination Scenarios—Defined Benefit Plan Benefits
PROPOSAL TWO Advisory Vote on Executive Compensation
PROPOSAL THREE Approval of the Non-Employee Directors Deferred Stock Plan
Equity Compensation Plan Information As of December 31, 2011
PROPOSAL FOUR Ratification of the Appointment of Independent Registered Public Accounting Firm
PROPOSAL FIVE Shareholder Proposal
PROPOSALS OF SHAREHOLDERS FOR 2013 ANNUAL MEETING
OTHER INFORMATION
  Appendix A
COVANCE INC. NON-EMPLOYEE DIRECTORS DEFERRED STOCK PLAN